EXHIBIT 2.3
CONFORMED COPY
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EBS MASTER LLC
DATED AS OF NOVEMBER 16, 2006

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
FOR
EBS MASTER LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into and shall be effective as of the Effective Date (as defined below), between EBS Holdco, Inc. (“Holdco 1”), a Delaware corporation and a wholly-owned subsidiary of Emdeon Corporation, a Delaware corporation and its successors (“Parent”), ENVOY/ExpressBill, Inc., a Tennessee corporation and indirect wholly-owned subsidiary of Parent (“Holdco 2,” and, together with Holdco 1, the “Emdeon Members”), EBS Acquisition LLC, a Delaware limited liability company (“Purchaser”), as the Members, pursuant to the provisions of the Act, on the following terms and conditions.
R E C I T A L S
     WHEREAS, EBS Master LLC, a Delaware limited liability company (the “Company”), was formed pursuant to a Certificate of Formation filed in the office of the Delaware Secretary of State on September 20, 2006;
     WHEREAS, the Members of the Company desire to amend and restate the initial limited liability company agreement of the Company in its entirety as set forth herein in order to, among other things, reflect the addition of the Purchaser as a Member of the Company; and
     WHEREAS, this Agreement shall be deemed effective, and shall supersede such initial limited liability company agreement in its entirety. as of the Effective Date.
     NOW THEREFORE, the Members hereby agree as follows:
A G R E E M E N T
     In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,
     (a) The terms defined in this Section 1.1 have the meanings assigned to them in this Section 1.1 and are applicable to the singular as well as the plural forms of such terms;
     (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP (as defined below);

     (c) all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;
     (d) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
     (e) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;
     (f) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     As used in this Agreement and the Annexes, Schedules and Exhibits attached to this Agreement, the following definitions shall apply.
     “Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).
     “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.
     “Adjusted Basis” has the meaning given such term in Section 1011 of the Code.
     “Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year, with the following adjustments:
(i)	credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of the Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and in the minimum gain attributable to any Member Nonrecourse Debt; and

(ii)	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. In addition, the Purchaser, GAP LP, GAP LLC, GAP Coinvestments III, GAP Coinvestments IV, GapStar, GmbH Coinvestment and GAP-W shall be deemed to be Affiliates of one another. Except as otherwise set forth in this Agreement, no portfolio company of GA LLC (or its affiliates) shall be deemed or treated as an Affiliate of the Purchaser Member.

     “Agreement” has the meaning set forth in the preamble.
     “Allocation” shall have the meaning set forth in the Merger Agreement.
     “Auditors” means Ernst & Young LLP, or such other firm of independent accountants selected in accordance with the terms of this Agreement to independently audit and report on the financial statements of the Company.
     “Annual Target Tax Distribution” shall have the meaning set forth in Section 5.2(a).
     “Beginning Net Capital” means the amount of capital (net of distributions) contributed or deemed to have been contributed by each of the Members on the Effective Date, the amount or deemed value of which is set forth on Exhibit A.
     “beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.
     “Board” means the Board of Directors of the Company.
     “Board Restructuring” has the meaning set forth in Section 6.1(c).
     “Books and Records” means the books and records, computer data, computer tapes, electronic media, information, lists and other materials and information maintained, created or prepared by the Companies.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
     “Business Services Policy” means the insurance policy of Envoy listed on Exhibit 1.01(a) to the Merger Agreement.
     “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.4 of this Agreement.
     “Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company with respect to the Units held or purchased by such Member.
     “Claim” means any claim, demand, assessment, action, investigation, or cause of action.
     “Closing Leverage Ratio” means a ratio of 5.81 to 1.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law.)
     “Companies” means: Emdeon Business Services LLC; Envoy LLC; MedE America LLC; Healthcare Interchange LLC; MedE America of Ohio LLC; Dakota Imaging LLC; Dakota Imaging, S.A.; CareInsite LLC; THINC Acquisition LLC; The Health Information Network Connection, LLC; MediFAX-EDI Holding Company; MediFAX-EDI LLC; Medi, Inc.; MediFAX, Inc.; MediFAX-EDI Holdings, Inc.; MediFAX-EDI Services, Inc.; Claims Processing Service LLC; Kinetra LLC, IMS — Net of Colorado LLC; IMS — Net of Illinois LLC; Illinois Medical Information Network LLC; IMS — Net of Arkansas, Inc.; IMS — Net of Central Florida

LLC; Minnesota Medical Comm. Network, LLC; Emdeon Clinical Services, LLC; Advanced Business Fulfillment, LLC; ExpressBill LLC and Interactive Payer Network LLC.
     “Company” has the meaning set forth in the recitals.
     “Company Change of Control” means the occurrence of any one of the following events after the Effective Date: (i) any Person or “group” (as defined for purposes of Section 13 of the Exchange Act) of Persons (other than any Person or “group” of Persons consisting solely of Members as of the Effective Date and their Affiliates) becomes, directly or indirectly, the “beneficial owner” of more than 50% of the Equity Securities of the Company; or (ii) the Company consolidates with or merges with or into any Person or, in one or more transactions, sells, conveys, transfers or leases all or substantially all of its assets to any Person or “group” of Persons (other than any Person or “group” of Persons consisting solely of Members as of the Effective Date and their Affiliates).
     “Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Regulations Section 1.702-2(b)(2) including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.
     “Compliance Officer” has the meaning set forth in Section 11.1(d).
     “Confidential Information” has the meaning set forth in Section 13.6.
     “Consolidated Funded Net Indebtedness” means, on a pro forma basis, the amount of the consolidated Indebtedness of the Company and its Subsidiaries, net of cash and cash equivalents, as of the date of determination, and giving effect to the Recapitalization or Refinancing Transaction in which additional Indebtedness is incurred.
     “Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.
     “Contributed Assets” means the EBS assets.
     “Contributed Equity” means, with respect to any Member, such Member’s Beginning Net Capital as of the Effective Date.
     “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
     “CPS Merger Agreement” means the Agreement and Plan of Merger, dated as of September 25, 2003, among Claims Processing Services, Inc. and the other parties thereto.
     “Credit Facilities” means (i) the First Lien Credit Agreement, (ii) the Second Lien Credit Agreement entered into on or about the date hereof among Merger LLC, as borrower, MediFax,

as additional borrower, the Company, as parent guarantor, Citibank, N.A., as administrative agent and collateral agent and the lenders party thereto, together with all agreements entered into in connection therewith, in each case as may be amended, supplemented and/or restated from time to time and (iii) if such Credit Facilities are refinanced in the manner permitted hereunder, the agreements governing such refinancings.
     “Dakota Earnout” has the meaning set forth in Exhibit 1.01(e) of the Merger Agreement.
     “Dakota Merger Agreement” has the meaning set forth in Exhibit 1.01(e) of the Merger Agreement.
     “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its Adjusted Basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.
     “Director” means any of the individuals elected by the Members to serve on the Board in accordance with Section 6.1.
     “Drag Along Events” has the meaning set forth in Section 9.6(a).
     “Drag-Along Notice” has the meaning set forth in Section 9.6(c).
     “EBS Business” means: (i) the business of operating an electronic data interchange clearinghouse for the electronic routing of healthcare claims, encounters, eligibility verification requests, electronic remittance advice, and other administrative healthcare transactions between healthcare providers and payers; and (ii) the business of printing, inserting and mailing paper-based explanations of patient benefits forms, explanation of healthcare provider payments forms and patient statements of healthcare providers, as conducted by Emdeon and its Subsidiaries as of the Effective Date.
     “EBS LLC” means Emdeon Business Services LLC, a Delaware limited liability company.
     “Economic Risk of Loss” means the determination of whether a Member bears the economic risk of loss with respect to any partnership liability made in accordance with Treasury Regulations Section 1.752-2 (without regard to whether that Section otherwise applies to such liability).
     “Effective Date” means the closing date of the transactions contemplated by the Merger Agreement.
     “Election Notice” has the meaning set forth in Section 9.5(b).
     “Election Period” has the meaning set forth in Section 9.5(b).

     “Emdeon Change of Control” means the occurrence of any of the following events: (i) any Person or “group” (as defined for purposes of Section 13 of the Exchange Act) of Persons becomes (through a purchase, merger, consolidation or otherwise), directly or indirectly, the beneficial owner of more than 50% of the Equity Securities or voting securities of Parent or otherwise has the direct or indirect right or power to appoint or elect a majority of the board of directors of Parent; (ii) as a direct result of any proxy contest or solicitation opposed by Parent, individuals who, at the commencement of that proxy contest or solicitation (the “Incumbent Directors”) cease to constitute at least a majority of Parent’s board of directors at the conclusion thereof, provided that any person becoming a director in connection with that proxy contest or solicitation whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be an Incumbent Director; or (iii) Parent consolidates with or merges with or into any Person (other than a Subsidiary of Parent) or, in one or more transactions, sells, conveys, transfers or leases all or substantially all of its assets to any Person that is not a Subsidiary of Parent, or any Person that is not a Subsidiary of Parent consolidates with or merges into or with Parent.
     “Emdeon Controlled Obligation” shall have the meaning set forth in Section 7.1(b).
     “Emdeon Members” has the meaning set forth in the preamble.
     “Emdeon Parties” means, collectively, the Emdeon Members and any Emdeon Permitted Transferees (other than clause (iv) of the definition of “Emdeon Permitted Transferee”), if any.
     “Emdeon Transaction Expenses” means an amount equal to 50% of the out-of-pocket fees and expenses incurred by Parent in connection with the transactions contemplated by the Merger Agreement as of the Effective Date, but in any event not more than $4 million.
     “Emdeon Permitted Transferee” means (i) Parent and its Affiliates and Subsidiaries, (ii) any Person that acquires all or substantially all of Emdeon’s business, whether pursuant to an Emdeon Change of Control or otherwise, (iii) any entity (a) a majority of whose Equity Securities, and voting power in the election of directors (or the equivalent) if any, are beneficially owned by, and (b) which is otherwise controlled by, one or more executive officers and/or directors of Parent, provided, that (1) the Purchaser Member is afforded the first opportunity to negotiate, for a period of thirty (30) days after the Emdeon Members notify the Purchaser Member of the proposed terms and conditions for any third-party equity financing in connection with the proposed Transfer, to provide that equity financing, and (2) if the Purchaser Member or its Affiliates do not provide that equity financing, equity financing may be provided by any other parties on terms no more favorable to the financing parties in any material respect than the last or final terms offered to the Purchaser Member or its Affiliates or (iv) the Purchaser or its Affiliates.
     “Emdeon Selling Members” has the meaning set forth in Section 9.5(c).
     “Emdeon Valuation Floor” means an amount that, together with the value of any distributions (other than Tax Distributions) previously received on account of the Emdeon Members’ Interests (which distributions shall be valued (other than with respect to cash distributions, which shall be deemed to have a value equal to the amount of cash so distributed), as determined by the Board, or if not determined by the Board as agreed by the Emdeon Members and the Purchaser Member; provided that if they cannot agree, as valued by the Independent Accounting Firm)), would result in the Emdeon Members generating an aggregate compounded annual internal rate of return on the value of the Emdeon Members’ Contributed Equity of at least 15% as calculated in the examples set forth in Exhibit B hereto; provided, that any payments made pursuant to Sections 2.14 and 9.02 of the Merger Agreement, as contemplated by Section 3.6(f) hereof, or made pursuant to any Related Party Agreement between the Company and any of its Subsidiaries and Parent or its Affiliates, shall not be taken into account in computing the Emdeon Valuation Floor.
     “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or other encumbrance.
     “Envoy” means Envoy LLC, a Delaware limited liability company.
     “Equity Securities” means (i) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (ii) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means the fair market value of any property as determined in good faith by the Board after taking into account such factors as the Board shall deem appropriate.
     “First Lien Credit Agreement” means that certain First Lien Credit Agreement entered into on or about the date hereof among Merger LLC, as borrower, MediFax, as additional borrower, the Company, as parent guarantor, Citibank, N.A., as administrative agent, collateral agent and issuing bank and the lenders party thereto, together with all agreements entered into in connection therewith, in each case as may be amended, supplemented and/or restated from time to time.
     “Fiscal Year” means (i) the period commencing on the Effective Date and ending on December 31st, (ii) any subsequent twelve (12) month period commencing on January 1st and ending on December 31st, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article IV hereof.
     “GA Closing Fee” has the meaning set forth in Section 6.9.
     “GA LLC” means General Atlantic LLC, a Delaware limited liability company.
     “GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
     “GAP Coinvestments III” means GAP Coinvestments III LLC, a Delaware limited liability company.
     “GAP Coinvestments IV” means GAP Coinvestments IV, LLC, a Delaware limited liability company.
     “GAP LP” means General Atlantic Partners 83B, L.P., a Delaware limited partnership.

     “GapStar” means GapStar, LLC, a Delaware limited liability company.
     “GAP-W” means GAP-W, LLC, a Delaware limited liability company.
     “GmbH Coinvestment” means GAPCO GmbH & Co. KG a German limited partnership.
     “GmbH Management” means GAPCO Management GmbH, a German company with limited liability.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
     “Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
     “Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:
(a)	The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset; provided that the parties agree that the initial Gross Asset Values of the Contributed Assets as of the Effective Date shall be determined on the basis of the Allocation.

(b)	The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)	The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution; and

(d)	The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (vi) in the definition of “Profits” and “Losses” below and Section 3.4 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent the Board determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Holdco 1” has the meaning set forth in the preamble.
     “Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.
     “Indemnified Person” has the meaning set forth in Section 6.7(a).
     “Independent Accounting Firm” has the meaning set forth in Section 9.6(a).
     “Independent Director” means an individual who is not (i) an Affiliate of the Company, Parent or GA LLC or (ii) an officer, director or employee of the Company, Parent, GA LLC or any of their respective Affiliates. For purposes of this definition, GA LLC shall not be deemed to be an Affiliate of any portfolio company of GA LLC or its Affiliates, unless (x) GA LLC and its Affiliates beneficially own a majority of the Equity Securities of such portfolio company and (y) such portfolio company is not subject to periodic disclosure requirements of the Exchange Act.
     “Initiating Member” has the meaning set forth in Section 9.6(b).
     “Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.
     “IPO” has the meaning set forth in Section 8.1.
     “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, requirement or rule of law (including common law).
     “Legal Action” has the meaning set forth in Section 13.8.
     “Leverage Ratio” means, as of any date of determination, the ratio of Funded Debt (as defined in the First Lien Credit Agreement as of the date hereof) to Consolidated EBITDA (as defined in the First Lien Credit Agreement as of the date hereof) for the Company’s four consecutive completed fiscal quarters ending prior to the closing of the Refinancing or Recapitalization Transaction.
     “Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
     “Liquidating Events” has the meaning set forth in Section 12.1.

     “Liquidity Events” means (i) any transaction or event identified in Section 9.6(a)(i) or Section 9.6(a)(ii) or (ii) an IPO that was initiated by either the Emdeon Parties or the Purchaser Member Parties pursuant to Article VIII hereof.
     “LLC Merger” means the merger of Merger LLC into EBS LLC on the Effective Date.
     “Loss” means any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses).
     “M&A / Transaction Fee” shall have the meaning set forth in Section 6.9(a).
     “Management Incentive Plan” has the meaning set forth in Section 3.3(d).
     “Management Purchaser” has the meaning set forth in Section 3.3(d).
     “Marketable Securities” has the meaning set forth in Section 9.5(f).
     “Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest. “Members” mean all such Persons.
     “Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and -2(g)(3).
     “Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Section 1.704-2(b)(4) of the Treasury Regulations.
     “Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.
     “Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of November 15, 2006, among Parent, EBS Holdco, Inc., the Company, EBS LLC, MEDIFAX-EDI HOLDING COMPANY (“MediFax”), the Purchaser, GA EBS Merger LLC (“Merger LLC”) and EBS Merger Co.
     “Mergers” means the merger transactions contemplated by the Merger Agreement.
     “Newco” has the meaning set forth in Section 7.4.
     “Nonrecourse Debt” means any Company Liability that is considered to be nonrecourse for purposes of Treasury Regulation Section 1.1001-1 (without regard to whether such Liability is a recourse Liability under Treasury Regulations Section 1.752-2), and any Company Liability for which the creditor’s right to repayment is limited to one or more assets of the Company.
     “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

     “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.
     “Notice” has the meaning set forth in Section 3.3(e).
     “Orders” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
     “Organizational Documents” means (i) any certificate or articles filed with any state which filing forms a Person and (ii) all agreements, documents or instruments governing the internal affairs of a Person, including such Person’s by-laws, codes of regulations, partnership agreements, limited liability company agreements and operating agreements.
     “Other Member” has the meaning set forth in Section 9.7(a).
     “Other Similar Activities” has the meaning set forth in Section 2.9(b).
     “Parent” has the meaning set forth in the preamble.
     “Parent Business” means the business of Parent and its Subsidiaries as conducted as of the Effective Date, but in any event excluding the EBS Business and the practice services business.
     “Parent Cash Repayment” shall mean the obligation of EBS LLC to pay $10 million in cash, plus any additional amount that EBS LLC shall have borrowed from Parent pursuant to Section 5.25 of the Merger Agreement and not yet repaid, within 60 days from the Effective Date, with respect to funds retained or borrowed by the Companies in connection with the closing of the transactions contemplated by the Merger Agreement.
     “Parent Policy” means the insurance policy of Parent listed on Exhibit 1.01(d) to the Merger Agreement.
     “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
     “Preemptive Holder” has the meaning set forth in Section 9.9(a).
     “Preemptive Offer” has the meaning set forth in Section 9.9(a).
     “Preemptive Offer Period” has the meaning set forth in Section 9.9(a).
     “Preemptive Reoffer Period” has the meaning set forth in Section 9.9(c).
     “Preemptive Securities” has the meaning set forth in Section 9.9(a).
     “Preemptive Share” has the meaning set forth in Section 9.9(b).
     “President and Chief Executive Officer” has the meaning set forth in Section 6.5(b).

     “Prime Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
     “Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)	any depreciation, amortization and/or cost recovery deductions with respect to any asset shall be deemed to be equal to the Depreciation available with respect to such asset;

(b)	any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(c)	any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(d)	in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) or the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(e)	gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(f)	any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Sections 4.3 through 4.5 hereof shall not be taken into account in computing Profits and Losses for any taxable year.
     “Profits Interests” has the meaning set forth in Section 3.3(d).
     “Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.
     “Proposed Transfer” has the meaning set forth in Sections 9.5(a) and 9.5(c).
     “Proprietary Information” has the meaning set forth in Section 10.1.
     “Purchaser” has the meaning given such term in the preamble.
     “Purchaser Controlled Obligation” shall have the meaning set forth in Section 7.1(b).

     “Purchaser Corp.” means one or more entities that, directly or indirectly, own interests in the Purchaser and are treated as corporations for federal income tax purposes.
     “Purchaser Equity Owners” has the meaning set forth in Section 9.8.
     “Purchaser Member” means the Purchaser.
     “Purchaser Member Permitted Transferee” means (i) the Purchaser’s Affiliates (other than the members of GA LLC, GmbH Management, the stockholders of GmbH Management, the limited partners of each of GAP LP or GmbH Coinvestment, and the members of GAP Coinvestments III, GAP Coinvestments IV, GapStar or GAP-W); and (ii) any Emdeon Member or its Affiliates.
     “Purchaser Member Party” means, collectively, the Purchaser Member and any Purchaser Member Permitted Transferee (other than clause (ii) of the definition of “Purchaser Member Permitted Transferee”).
     “Purchaser Selling Members” has the meaning set forth in Section 9.5(a).
     “Purchaser Transaction Expenses” means an amount equal to the out-of-pocket fees, costs and expenses incurred by GA LLC and its Affiliates in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the fees and expenses related to the debt financing contemplated by the Merger Agreement and the fees an expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP), as of the Effective Date, as provided in the Merger Agreement.
     “Purchaser Valuation Floor” means an amount that, together with the value of any distributions (other than Tax Distributions) previously received on account of the Purchaser Members’ Interests (which distributions shall be valued (other than with respect to cash distributions, which shall be deemed to have a value equal to the amount of cash so distributed), as determined by the Board, or if not determined by the Board, as agreed by the Emdeon Members and the Purchaser Member; provided that if they cannot agree, as valued by the Independent Accounting Firm)), would result in the Purchaser generating a compounded annual internal rate of return on the value of the Purchaser’s Contributed Equity of at least 15% as calculated in the examples set forth in Exhibit B hereto; provided, that any payments made pursuant to any Related Party Agreement between the Company and any of its Subsidiaries and Purchaser or any of its Affiliates shall not be taken into account in computing the Purchaser Valuation Floor.
     “Refinancing or Recapitalization Transaction” means a transaction providing for the modification of the Company’s or any of its Subsidiaries’ Indebtedness through replacing or exchanging the Company’s or any of such Subsidiaries’ existing Indebtedness or otherwise incurring or causing any of its Subsidiaries to incur Indebtedness, which transaction does not involve the issuance of Equity Securities other than any such Equity Securities issued as an incidental component of or as compensation in connection with the primary transaction.
     “Regulatory Allocations” has the meaning set forth in Section 4.4(g).
     “Related Party Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Member or any of its Affiliates, on the other hand, entered into in accordance with the terms of this Agreement and including, without limitation, the Merger Agreement and the Transition Services Agreement.
     “Retained Claims” means those claims listed on Exhibit 1.01(g) of the Merger Agreement.
     “Sale Notice” has the meaning set forth in Section 9.7(b).
     “Section 351 Exchange” means an exchange that qualifies for treatment under Section 351 of the Code.
     “Section 404” has the meaning set forth in Section 11.1(b)(ii).
     “Section 704(c) Property” means (1) each item of Company property which is contributed to the Company and to which section 704(c) of the Code or Section 1.704-3(a)(3) of the Treasury Regulations applies, and (2) each item of Company property which, as contemplated by Section 1.704-1(b)(4)(i) and other analogous provisions of the Treasury Regulations, is governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Sponsor Fees” has the meaning set forth in Section 6.9(a).
     “Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (x) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (y) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.
     “Tag-Along Notice” has the meaning set forth in Section 9.7(b).
     “Tag-Along Right” has the meaning set forth in Section 9.7(a).
     “Tag-Along Sale Transaction” has the meaning set forth in Section 9.7(a).
     “Tag-Along Seller” has the meaning set forth in Section 9.7(a).
     “Tax Depreciation” means depreciation, accelerated cost recovery, or modified cost recovery, and any other amortization, deductions allowed or allowable with respect to any Company Property for federal income tax purposes.
     “Tax Distributions” has the meaning set forth in Section 5.2(a).
     “Tax Matters Member” means the “tax matters partner” as defined in Code Section 6231(a)(7) and as appointed in Section 11.4.
     “Transfer” means, as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, other than Parent, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, other than Parent, the issuance or transfer of Equity

Securities of the Transferor or any Person that controls the Transferor, other than Parent, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of, provided, that a change in the relative equity ownership in GA LLC among the individual officers, directors, managers, partners or other individual controlling persons of GA LLC as of the Effective Date shall not of itself constitute a “Transfer.” The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
     “Transfer Notice” has the meaning set forth in Section 9.5(a).
     “Transition Services Agreement” means the agreement between Parent and EBS LLC dated as of the date hereof.
     “Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.
     “Units” means the Units issued hereunder, and shall also include any equity security issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.
     “WebMD Business” means the business of WebMD Health Corp., a Delaware corporation and its Subsidiaries as conducted from and after the Effective Date.
     “Winding-Up Member” has the meaning set forth in Section 12.3(a).
ARTICLE II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY
2.1 Formation.
     The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.
2.2 Filing.
     Parent has caused to be filed a Certificate of Formation with the Delaware Secretary of State in accordance with the Act. The Members shall execute such further documents (including amendments to the Certificate of Formation) and take such further action as is appropriate to comply with the requirements of law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its Business.
2.3 Name.
     The name of the Company is “EBS MASTER LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Board, under any other name.
2.4 Registered Office, Registered Agent.
     The location of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the Board from time to time may select. The name and address for service of process on the Company in the State of

Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other qualified Person as the Board may designate from time to time and its business address.
2.5 Principal Place of Business.
     The principal place of business of the Company shall be located in such place as is determined by the Board from time to time.
2.6 Purpose; Powers.
     The purpose of the Company shall be to operate the EBS Business, together with all activities and transactions that are necessary or appropriate in connection therewith, and to conduct any other business activities permitted from time to time under the Act as such business activities may be determined by the Board. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in this Section 2.6.
2.7 Term.
     The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XII hereof.
2.8 Intent.
     It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.
2.9 Independent Activities; Transactions with Affiliates.
     Except as set forth in this Agreement or any Related Party Agreement:
     (a) The Directors and officers of the Company shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company, and, except as set forth in this Agreement, each Director and officer shall be free to serve any other Person or enterprise in any capacity that each such Director or officer may deem appropriate in his or her discretion.
     (b) The Members acknowledge and understand that, except as set forth in Section 10.2, each Member, each Director, each officer and/or one or more of their respective Affiliates has heretofore engaged and may hereafter engage in business activities which may be the same as or similar to and may compete with the business conducted by the Company, including the management, owning or operating of the Parent Business or the WebMD Business (“Other Similar Activities”). Without limiting Section 6.1(l), Section 13.6 or any other agreements by which a Member or its Affiliates may be bound restricting that Person’s activities (including, without limitation, the non-compete obligations of Parent and its Affiliates under the

Merger Agreement), for purposes of the Members’, Directors’, officers’ and their respective Affiliates’ liability in such capacity under this Agreement, to the fullest extent permitted by applicable law, neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member, any Director, any officer or any of their respective Affiliates from engaging in whatever activities they choose, including Other Similar Activities, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken (pursuant to an acquisition or otherwise) without having or incurring any obligation to offer any interest in such activities to the Company or any other Member or consult with the Company, any officer, any Director or any other Member regarding such activities, or require any Member to permit the Company or any other Member, any officer or any of their respective Affiliates to participate in any manner in such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right, expectancy or claim of participation. Each Member expressly disclaims any fiduciary duties to or from any other Member due to such Member’s status as a Member.
     (c) No Director other than an Independent Director (in each case, in his or her capacity as such), or any Affiliate or agent of any such Director, shall owe any fiduciary duties to the Company, any Member, or any of their respective Affiliates (other than any fiduciary duties owed to the Affiliates that designated him or her and the implied covenant of good faith and fair dealing) and each Director other than an Independent Director shall be entitled to consider only the interests of his or her Affiliates that appointed him or her in connection with any decision or action brought before such Director in his or her capacity as such Director and shall have no duty or obligation to consider any other interests or factors affecting the Company, any Member, or any of their respective Affiliates. Without limiting the foregoing, any Director acting in accordance with this Agreement shall not be liable to the Company, any Member or any of their respective Affiliates for his or her good-faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they eliminate or restrict the duties of a Director otherwise existing at law or in equity, are agreed by all parties hereto to replace such other duties to the greatest extent permitted under applicable law. The fiduciary duties of the Independent Directors to the Company and its Members shall be those of a director to a corporation and its shareholders under the General Corporation law of the State of Delaware as in effect from time to time.
     (d) To the fullest extent permitted by applicable law, but subject to the provisions of this Agreement, the Board is hereby authorized to cause the Company or any of its Subsidiaries to purchase assets and/or services from, sell assets and/or provide services to, or otherwise deal with any Member, acting on its own behalf, or any Affiliate of any Member, so long as such purchase, sale, provision of services or other transaction has been approved (i) by the Board (including at least one Director not affiliated with the Person engaged in the transaction with the Company or any of its Subsidiaries, as applicable) and (ii) following the Board Restructuring, by the Board, which approval shall include the approval by a majority of the disinterested Directors, and no such transaction between the Company or any of its Subsidiaries and any Member or Affiliate thereof may be entered into without such approval.

ARTICLE III
OWNERSHIP AND CAPITAL CONTRIBUTIONS;
CAPITAL ACCOUNTS
3.1 Authorized Units; General Provisions With Respect to Units.
     (a) Subject to the provisions of this Agreement, including Article VI and Section 9.9, the Company shall be authorized to issue from time to time up to an aggregate of 1,250 Units. Each authorized Unit may be issued pursuant to such agreements as the Board or a committee thereof properly established pursuant to this Agreement shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.
     (b) Each outstanding Unit shall be identical (except as provided in Section 3.3).
     (c) Initially, none of the Units will be represented by certificates. If the Board determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.
     (d) As of the Effective Date, the total number of Units issued and outstanding and held by the Members is set forth on Exhibit A (as amended from time to time in accordance with the terms of this Agreement).
3.2 Voting Rights.
     No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. The holders of Units will vote together as a single class on all matters to be approved by the Members.
3.3 Capital Contributions; Unit Ownership.
     (a) Capital Contributions. Each Member named on Exhibit A attached hereto shall be credited with the amount of Beginning Net Capital set forth on Exhibit A in respect of their Interests specified thereon. No Member shall be required to make additional Capital Contributions.
     (b) Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, and subject to Section 9.9 and Section 6.4(c) hereof, the Board shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Board (A) additional Units or other interests in the Company (including creating other classes or series thereof having different rights), (B) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other interests in the Company and (C) Equity Securities; provided that at any time following the date hereof, the Company shall not issue Equity Securities to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Board. In that event, the Board shall update Exhibit A to reflect such additional issuances and resulting dilution, which shall be borne pro rata by all Members based on their Units.
     (c) Tax Treatment of Mergers. For purposes of this Agreement, the Mergers shall be treated as having the consequences described in Section 7.08 of the Merger Agreement, which Section is incorporated herein by reference.
     (d) Management Incentive Plan. From time to time after the date hereof, the Board shall have the sole power and discretion to establish a management incentive plan (a “Management Incentive Plan”) to provide for the issuance and terms of Units, profits interests, or options, warrants or rights to acquire upon exercise or conversion thereof up to a total of such number of Units or profits interests (collectively, “Profits Interests”) representing up to 7% of the total Units or profits, in order to provide equity incentive compensation to employees, officers, managers, other service providers or consultants of the Company (each such participant, a “Management Purchaser”), with such terms, conditions, rights and obligations, including vesting and forfeiture, as may be determined by the Board in its sole discretion and as set forth herein. Subject to the limitations set forth herein, the Board shall have sole and complete power and discretion to determine which employees, officers, other service providers or consultants of the Company shall be offered such interests, the number to be offered and issued to each such Management Purchaser, the purchase price therefor and the terms and conditions of any agreement or other instrument to be entered into reflecting that Management Purchaser’s rights and obligations with respect to an interest. In connection with any approved issuance of interests to a Management Purchaser hereunder (including upon exercise or conversion of any option, warrant or right to acquire such interest), such Management Purchaser shall enter into such other documents and instruments to effect such purchase as are required by the Board. Upon the issuance of any such interests to a Management Purchaser, (i) the Company shall update Exhibit A to reflect that issuance and resulting dilution, which shall be borne pro rata by all Members based on their Units, and (ii) the Board shall amend this Agreement to set forth the consent rights, if any, of the Management Purchasers under this Agreement in their capacity as Members, the rights and obligations, if any, of the Management Purchasers under Article IX and Section 13.6, and any other rights or obligations of the Management Purchasers under this Agreement.
     (e) Safe Harbor. Each of the Members agrees that (1) the Company is authorized and directed to elect the Safe Harbor described in the proposed Revenue Procedure contained in the Internal Revenue Service Notice 2005-43 (the “Notice”) and (2) the Company and each of its Members (including a Person to whom a Membership Interest is transferred in connection with the performance of services) agrees to comply with all of the requirements of the Safe Harbor described in the proposed Revenue Procedure with respect to all Membership Interests transferred in connection with the performance of services while the election is in effect. Each of the Members and the Company agrees not to report the income tax effects of the Safe Harbor Partnership Interest (as defined in the proposed Revenue Procedure Notice) to the U.S. tax authorities in a manner inconsistent with the requirements of the proposed Revenue Procedure, including the failure to provide appropriate information returns. Each of the Members acknowledges that the Notice contains a proposed Revenue Procedure and that the Notice and Revenue Procedure may undergo changes prior to their finalization. Each Member hereby irrevocably grants to the Directors a power-of-attorney coupled with an interest to amend this Agreement to conform to any changes to the Notice reflected in the finalized Notice and/or Revenue Procedure in order to permit the Company and its Members to qualify for the Safe Harbor election.

3.4 Capital Accounts.
     A Capital Account shall be maintained for each Member. The Capital Account balance of each Member as of the date hereof is its Beginning Net Capital set forth on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) credited with such Member’s share of Profits, any individual items of income and gain allocated to such Member pursuant to the provisions of Article IV hereof, and the amount of additional cash, or the value as determined by the Board of any asset (net of any Liabilities assumed by the Company and Liabilities to which the asset is subject) contributed to the Company by such Member, and (b) debited with the Member’s share of Losses, any individual items of deduction and loss allocated to such Member pursuant to the provisions of Article IV hereof, the amount of any cash distributed to such Member and the value as determined by the Board of any asset distributed to such Member (net of any Liabilities assumed by the Member and Liabilities to which the asset is subject).
3.5 Member Loans.
     Other than with respect to the Parent Cash Repayment, any Member may, with the approval of the disinterested members of the Board, and subject to the other provisions of this Agreement, lend or advance money to the Company or any of its Subsidiaries. Other than with respect to the Parent Cash Repayment, any such transaction shall be carried out on customary terms and conditions and on an arm’s length basis. If any Member shall make any loan or loans to the Company or any of its Subsidiaries, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Company, unless otherwise agreed by the Members. No Member shall be obligated to make any loan or advance to the Company or any of its Subsidiaries.
3.6 Other Matters.
     (a) Except as otherwise provided in or contemplated by this Agreement, no Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash except as may be specifically provided herein.
     (b) No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in or contemplated by this Agreement or the Management Agreement, or as may otherwise be authorized by the Board.
     (c) The liability of each Member shall be limited as set forth in the Act and other applicable law and, except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.
     (d) A Member shall not be required to restore a deficit balance in its Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company, except as may be required under the Merger Agreement,.
     (e) The Company shall not be obligated for the repayment of any Capital Contributions of any Member.

     (f) The obligations of Parent or the Emdeon Members to make certain payments to the Company, EBS LLC and/or the Companies pursuant to Sections 2.14, 6.01(e), 7.01(a) and 9.02 of the Merger Agreement and the obligation of the Company, EBS LLC and/or the Companies to make a payment to Parent or the Emdeon Members pursuant to Section 2.14 of the Merger Agreement shall be treated as adjustments to the capital contributions made by the Emdeon Members in respect of their Interests in the Company, but shall not result in the issuance of additional Units to the Emdeon Members; provided, that such adjustments shall not be taken into account in computing the Emdeon Valuation Floor.
ARTICLE IV
ALLOCATIONS OF PROFITS AND LOSSES
4.1 Profits and Losses.
     Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Sections 4.2 and 4.3, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 12.3(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 12.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.
4.2 Section 754 Election.
     The Company shall make an election described in Section 754 of the Code for the taxable year in which the transactions contemplated by the Merger Agreement occur. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of that adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and such gain or loss shall be specially allocated to the Members in the manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Treasury Regulation.
4.3 Regulatory and Curative Allocations; Other Allocations.
     (a) Company Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to the portion of that Member’s share of the net decrease in Company Minimum Gain during such year that is allocable to the disposition of any Company assets subject to one or more Nonrecourse Liabilities of the Company. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(j)(2)(i).

Any Member’s share of any net decrease in Company Minimum Gain shall be determined in accordance with Treasury Regulation Section 1.704-2(g). This section is intended to comply with the minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith.
     (b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement except Section 4.3(a), if there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease of Member Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(j)(2)(ii). Any Member’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(5). This section is intended to comply with the partner recourse debt minimum gain chargeback requirements in the Treasury Regulations and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation paragraph (4), (5) or (6) of Section 1.704-1(b)(2)(ii)(d), items of income and gain shall be specially allocated to the Members in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of that Member as quickly as possible.
     (d) Gross Income Allocation. If any Member has a deficit Capital Account balance at the end of any Fiscal Year that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Sections 4.3(c) and 4.3(d) were not in this Agreement.
     (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members pro rata in proportion to their Units. The amount of Nonrecourse Deductions for a Fiscal Year shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulation Section 1.704-2(d).
     (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such

Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(1).
     (g) Curative Allocations. The allocations set forth in Sections 4.3(a) through (f) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.3(g) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.
     (h) Other Special Allocations. (i) The Emdeon Members will be specially allocated (pro rata in proportion to their Units) any compensation deduction described in Section 7.09(d)(ii) of the Merger Agreement, and shall be credited with having contributed cash to the Company to fund the equity compensation to which the deduction relates, but for the avoidance of doubt, no such credit shall be given for purposes of calculating the Emdeon Valuation Floor; (ii) if any tax indemnification payment made to the Company pursuant to Section 7.01(a) of the Merger Agreement relates to a tax payment or underlying adjustment that gives rise to a deduction reportable by the Company for income tax purposes, such deduction shall, solely for tax purposes, be specially allocated to the Emdeon Members (in proportion to their Units); (iii) allocations of income or gain shall be allocated to the Emdeon Members (pro rata in proportion to their Units) in the circumstances described in Section 7.09(f); (iv) if any “Loss” described in Section 9.04(c) of the Merger Agreement gives rise to a deduction reportable by the Company for income tax purposes, such deduction shall, solely for income tax purposes, be allocated to the indemnifying party or its Affiliates as described in said Section 9.04(c); and (v) any income attributable to the payment of the Medifax promissory note pursuant to the Mergers will be allocated among the Members in proportion to their Units. Each Member will fully indemnify the other Members against any taxes attributable to income allocated to the indemnifying Member under this subparagraph (h), notwithstanding any reallocation of such income upon audit or otherwise.
4.4 Allocations for Tax Purposes.
     (a) Tax Allocations. Except as otherwise provided in this Section 4.4, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 4.1 through Section 4.3 hereof.
     (b) Contributed Property. Items of income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members in accordance with Code Section 704(c) and the Treasury Regulations thereunder so as to take account of any variation between the Adjusted Basis and the initial Gross Asset Value of such property. Unless the Members otherwise agree, allocations pursuant to this Section 4.4(b) shall use the “traditional method” as set forth in Treasury Regulation Section 1.704-3(b).

     (c) Adjustments to Value of Property. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to that asset shall take into account any variation between the Gross Asset Value of that asset before such adjustment and its Gross Asset Value after such adjustment in the same manner as the variation between Adjusted Basis and Gross Asset Value is taken into account under Section 4.4(a) hereof with respect to contributed property, and such variation shall be allocated in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(f).
     (d) Recapture of Deductions and Credits. If any “recapture” of deductions or credits previously claimed by the Company is required under the Code upon the sale or other taxable disposition of any Company property, those recaptured deductions or credits shall, to the extent possible, be allocated to the Members pro rata in the same manner that the deductions and credits giving rise to the recapture items were originally allocated using the “first-in, first-out” method of accounting; provided, however, that this Section 4.4(d) shall only affect the characterization of income allocated among the Members for tax purposes.
     (e) Limited Application. Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
     (f) Allocation of Excess Nonrecourse Liabilities. All “excess nonrecourse liabilities,” as such term is defined in Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members in proportion to their pro rata Units.
4.5 Other Allocation Rules.
     (a) The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.
     (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board using any permissible method under Code Section 706 and the Treasury Regulations thereunder.
ARTICLE V
DISTRIBUTIONS
5.1 Amount and Time of Distributions.
     Except as set forth in Section 5.2, and the restrictions set forth in any Indebtedness of the Company, distributions shall be made to the Members only at such times as the Board shall reasonably determine and they shall be made to the Members pro rata in proportion to their Units. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Board. Upon any distribution in kind (including distributions of Marketable Securities), the distribution shall be treated as if the property were sold for its Gross Asset Value, and the proceeds therefor distributed to the

Members. The deemed gain or loss on such disposition shall be included in the calculation of Profit and Loss for the period in which the distribution occurred.
5.2 Tax Distributions.
     (a) During each Fiscal Year or within forty-five (45) days after the end thereof, the Company shall make distributions to each Member pro rata in accordance with their respective Annual Target Tax Distributions. The “Annual Target Tax Distribution” of a Member shall mean the product of (i) the excess of the Company’s total taxable income allocable to the Member in respect of such Fiscal Year over taxable losses allocated to the Member in prior Fiscal Years to the extent such losses have not previously been taken into account to reduce taxable income pursuant to this provision (ignoring partner level Section 754 adjustments except as described in subparagraph (c) below), and (ii) the highest maximum combined marginal federal, state and local income tax rates generally applicable to an individual resident (or, if higher, a corporation resident) in New York City, New York may be subject. Amounts distributed pursuant to this Section 5.2 shall be referred to as “Tax Distributions.” Tax Distributions shall be estimated by the Tax Matters Member on a quarterly basis and to the extent feasible shall be distributed to the Members on a quarterly basis to facilitate the payment of estimated taxes by the Members or their beneficial owners. A final accounting for Tax Distributions shall be made for each taxable year after the Company’s actual taxable income has been determined and (i) any shortfall in the amount of Tax Distributions the Members received for such taxable year based on such final determination shall promptly be distributed to such Members, and (ii) any excess in the amount of Tax Distributions the Members received for such taxable year shall be applied against the subsequent Tax Distributions due to such Members. If Profits Interests are issued to Management Purchasers through a limited liability company or other “pass-through” entity, Tax Distributions to such entity shall be computed by treating the Management Purchasers as the Members hereunder.
     (b) In the event of any audit adjustment by a taxing authority which affects the calculation of the Annual Target Tax Distribution for any Fiscal Year, or in the event the Company files an amended return which has such effect, the Annual Target Tax Distribution with respect to such year shall be recalculated by giving effect to such audit adjustment or changes reflected in the amended return, as applicable (and by including therein an additional amount that, when distributed to the Members pursuant to this sentence, will be sufficient to cover any interest or penalties incurred by any of Member or former Member in connection therewith), and the Members and former Members who were Members during the relevant tax year shall be entitled to an additional distribution or shall refund any overpayment required on the basis of such audit recalculated Annual Target Distribution Amount. Tax Distributions to a Member shall be offset against and reduce subsequent distributions (other than Tax Distributions) to which a Member would otherwise be entitled pursuant to Section 5.1.
     (c) Solely for purposes of computing Annual Target Tax Distributions, the Company’s taxable income or loss shall be computed on the basis that the common tax bases of the Company’s assets were adjusted on the Effective Date in a manner that corresponds to (i) the Section 743 adjustments of the Purchaser Member in respect of such assets as of the Effective Date, divided by (ii) 52%, except to the extent otherwise agreed by Holdco 1, Holdco 2 and the Purchaser. For purposes of this calculation, the deemed increases or decreases in the tax bases of the Company’s assets described in the preceding sentence will be treated in the same manner as the Section 743 adjustments of the Purchaser Member with respect to such assets. For example, if the Purchaser Member receives a partner level amortizable basis adjustment to goodwill of $190 million in respect of their Units on the Effective Date, the Company may be treated for purposes of computing Annual Target Tax Distributions as having received a hypothetical common basis adjustment to amortizable goodwill of up to $365 million (190 divided by 0.52) on the Effective Date. Notwithstanding the forgoing, to the extent that, as a result of the application of this subparagraph (c), the aggregate Tax Distributions that would otherwise be made to a Management Purchaser pursuant to subparagraph (a) above in respect of a Fiscal Year are less than such Person’s income tax liability (computed on the basis of the tax rates in subparagraph (a)(ii) above) in respect of his or her allocable share of the Company’s taxable income for such Fiscal Year, the Tax Distribution to such Person pursuant to subparagraph (a) shall be increased by the amount of the shortfall.
5.3 Distribution Upon Withdrawal.
     No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.
ARTICLE VI
MANAGEMENT
6.1 Board of Directors.
     (a) Powers. Subject to the Act, Section 6.4 and the delegation of rights and powers provided for herein, the Board shall have the sole right to manage the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.
     (b) Size. Until restructured as provided in Section 6.1(c) below, the Board shall consist of six (6) Directors, subject to Sections 6.1(e) and (f) and subject to reduction in the number of Directors if a Member becomes entitled to appoint fewer than the maximum number of Directors which such Member is entitled to appoint pursuant to Section 6.1(d) below in a situation in which the right to appoint Directors has not been assigned as permitted by this Agreement or is not required to be so assigned.
     (c) Restructuring. On or before the two (2) year anniversary of the Effective Date, the Members shall restructure the composition of the Board to provide that the Board will consist of seven (7) Directors, with (i) the Emdeon Parties having the right to designate two (2) Directors, (ii) the Purchaser Member Parties having the right to designate two (2) Directors and (iii) the Emdeon Parties and the Purchaser Member Parties having the right to jointly designate three (3) additional Directors who must be Independent Directors (the “Board Restructuring”); provided, that if at any time after the Effective Date the Emdeon Parties, on the one hand, or the Purchaser Member Parties, on the other hand, no longer beneficially own at least 25% of the outstanding Units, such parties shall no longer have the right to designate the three (3) additional Directors, and the other parties shall have the sole right to designate such additional Directors (who in any event must be Independent Directors) by delivering a written notice to the other parties. The Members will cooperate and take all actions reasonably necessary (including amending this Agreement) necessary to implement and reflect a Board Restructuring; provided, however, any failure of or deadlock by the Members in reaching agreement on the joint designation of three (3) Independent Directors in connection with the Board Restructuring shall not constitute a dispute subject to judicial resolution and, in such event, the composition of the Board and the rights of the Members to designate Directors to the Board shall continue as otherwise provided herein. If neither the Emdeon Parties nor the Purchaser Member Parties are entitled to participate in the designation of Independent Directors, then the three (3) Independent Directors may be designated by any Member beneficially owning at least 25% of the outstanding Units, and, if there are more than one such Member, by the agreement of all such Members.
     (d) Designation.
(i)	Subject to the terms of this Agreement, prior to the Board Restructuring, the Emdeon Parties and the Purchaser Member Parties shall be entitled to appoint Directors of the Company as provided below:
(A)	So long as the Emdeon Parties in the aggregate beneficially own (x) more than 35% of the outstanding Units, they shall be entitled to appoint three (3) Directors, (y) not more than 35% but more than 25% of the outstanding Units, they shall be entitled to appoint two (2) Directors and (z) not more than 25% but more than 5% of the outstanding Units, they shall be entitled to appoint one (1) Director.

(B)	So long as the Purchaser Member Parties in the aggregate beneficially own (x) more than 35% of the outstanding Units, they shall be entitled to appoint three (3) Directors, (y) not more than 35% but more than 25% of the outstanding Units, they shall be entitled to appoint two (2) Directors and (z) not more than 25% but more than 5% of the outstanding Units, they shall be entitled to appoint one (1) Director.
(ii)	Subject to the terms of this Agreement, following the Board Restructuring, the Emdeon Parties and the Purchaser Member Parties shall be entitled to appoint Directors of the Company as provided below (in addition to the Independent Directors the Emdeon Parties and the Purchaser Member Parties designate pursuant to Section 6.1(c)):
(A)	So long as the Emdeon Parties in the aggregate beneficially own (x) not less than 35% of the outstanding Units, they shall be entitled to appoint two (2) Directors, and (y) not more than 35% but more than 25% of the outstanding Units, they shall be entitled to appoint one (1) Director; and

(B)	So long as the Purchaser Member Parties in the aggregate beneficially own (x) not less than 35% of the outstanding Units, they shall be entitled to appoint two (2) Directors and (y) not less than 35% but more than 25% of the outstanding Units, they shall be entitled to appoint one (1) Director.
The initial Director designees of the Emdeon Parties are Kevin Cameron, Charlie Mele and Jim Manning, and the initial Director designees of the Purchaser Member Parties are James Kever, Jonathan Korngold and Mark Dzialga. If the Purchaser Member Parties Transfer all or any portion of their Interests in accordance with Article IX hereof, they may assign their right (as a group) to appoint one (1) Director of the Board pursuant to this Section 6.1(d), if and for so long as the transferee beneficially owns, subsequent to such Transfer, at least 25% of the outstanding Units, and their right (as a group) to appoint two (2) Directors of the Board pursuant to this

Section 6.1(d) if and for so long as the transferee beneficially owns, subsequent to such Transfer, at least 35% of the outstanding Units. If the Emdeon Parties Transfer all or any portion of their Interests in accordance with Article IX hereof, they may assign their right (as a group) to appoint one (1) Director of the Board pursuant to this Section 6.1(d) if and for so long as the transferee beneficially owns, subsequent to such Transfer, at least 25% of the outstanding Units, and their right (as a group) to appoint two (2) Directors of the Board pursuant to this Section 6.1(d) if and for so long as the transferee beneficially owns, subsequent to such Transfer, at least 35% of the outstanding Units. No Member shall be obligated to assign its rights pursuant to this Section 6.1(d). With respect to any Director other than the initial Directors listed above, a Member shall designate its Director or Directors by delivering to the Company its written statement designating its Director or Directors and setting forth such Director’s or Directors’ business address, telephone number, facsimile number and e-mail address. Subject to the provisions of Section 6.1(c), the Independent Directors shall be designated by the Emdeon Members and the Purchaser Member delivering to the Company a written statement designating such Independent Directors. Directors shall serve until their resignation or until their successors are designated.
     (e) Removal. A Director may be removed at any time, with or without cause, only by the written notice of the Member or Members that designated such Director (or, if such Member or Members no longer have the right to designate such Director, by the other Members), delivered to the Company, demanding such removal and designating the Person who shall fill the position of the removed Director, if any. The Members agree to cooperate fully in connection therewith. The written consent of the Emdeon Parties and the Purchaser Member Parties shall, for so long as such Members are entitled to designate Independent Directors pursuant to clause (d) above (but subject to Section 6.1(c)), be required to remove without cause any of the Independent Directors and an Independent Director only may be removed for cause if a majority of the Directors approve such removal.
     (f) Vacancies. If any Director dies or is unwilling or unable to serve as such or is removed from office by the Member or Members that designated such Director, the appropriate Member or Members shall promptly designate a successor to such Director. A Director chosen to fill a vacancy shall be designated by the Member whose previously designated Director shall have been removed or shall have resigned. A reduction pursuant to Section 6.1(c) in the number of Directors that a Member may be entitled to designate shall not constitute a vacancy on the Board or entitle any Member to otherwise designate a successor to such Director.
     (g) Expense Reimbursement. The Company shall reimburse each Director for all necessary and proper costs and expenses (including travel expenses) incurred in connection with such Director’s attendance and participation at meetings of the Board, or any committee thereof. Other than Independent Directors, Directors shall not be entitled to compensation from the Company for their services as Directors.
     (h) Votes. Each Director shall have one (1) vote. Except as otherwise provided in this Agreement, the Board shall act by the affirmative vote of a majority of the total number of members of the Board.
     (i) Right to Delegate. The Board shall have the power to delegate authority to such committees of Directors, officers, employees, agents and representatives of the Company as it may from time to time deem appropriate. Any delegation to a committee of Directors of authority to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of Directors must include as a member thereof at least one (1) Director appointed by each Member or Members then entitled to appoint Directors to the Board.
     (j) No Liability. A Director, as such, shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or Liability of the Company.
     (k) Agency. To the fullest extent permitted by law, each Director shall be deemed an agent of the Member or Members designating such Director and shall not be deemed an agent or sub-agent of the Company or any other Member.
     (l) No Affiliation With Competitors. No Director, whether designated by one or more Members or an Independent Director, may be affiliated with an employee, officer or director of, or engaged in business activities with a competitor of the EBS Business, except for those Directors designated by the Emdeon Parties who may have such affiliations or relationships, or engaged in activities, with Parent or WebMD Health Corp., and their respective Affiliates; provided, that no investment by any Affiliate of a Purchaser Member Party in any competitor of the EBS Business shall be deemed to cause a director to have an affiliation prohibited by this Section 6.1(l) solely due to such investment, and a Director designated by the Purchaser Member Party not otherwise affiliated with such competitor shall not be disqualified solely due to such investment.
     (m) Subsidiary Governance. The Board, acting on behalf of the Company, shall designate the directors to comprise the board of directors, managers or other similar governing body of each Subsidiary of the Company, if any such governing bodies shall be established by the Board in its discretion.
6.2 Meetings of the Board.
     (a) The Board shall hold regular meetings and shall establish meeting times, dates and places and adopt rules or procedures consistent with the terms of this Agreement. Unless otherwise approved by the Board, each meeting of the Board will be conducted by way of telephone conference call or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting. If the Board shall decide that a meeting should be held in person, such meeting shall be held at a site agreed upon by the Board. At such meetings the Board shall transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.
     (b) Special meetings of the Board may be called by any Director. Written notice of each such meeting shall be given to each Director on the Board in person, by telephone, e-mail, facsimile or similar method (in each such case, notice shall be given at least 48 hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least 10 days before the meeting). Each such notice shall state (i) the time, date, and the means of conducting such meeting (which shall be conducted by way of telephone conference call, unless otherwise agreed to by all Directors) and (ii) the purpose of the meeting to be so held. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by all the Directors. Any Director may waive notice of any meeting in writing before, at, or after such meeting. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except when a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

     (c) The presence of a majority of the Directors shall constitute a quorum for any meeting of the Board; provided, however, that there must also be present at such meeting all Directors designated by the Emdeon Parties and the Purchaser Member Parties (unless that requirement is waived by the Member then having a right to appoint Directors to the Board); provided further, however, that no Member may cause or fail to cause any of the Directors designated by that Member to attend any meeting of the Board for purposes of asserting the failure of a quorum to be obtained at any such meeting or challenging any action taken at that meeting.
     (d) Notwithstanding anything to the contrary in this Section 6.2, the Board may, without a meeting, take any action that may be taken by the Board under this Agreement if such action is approved by the unanimous written consent of the Directors.
6.3 Board of Director Powers.
     (a) Except as otherwise provided in this Agreement, the Board shall have the right and authority to take all actions that the Board deems necessary, useful or appropriate for the management and conduct of the business of the Company.
     (b) Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the Company shall be exclusively vested in the Board and the Board may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Members.
6.4 Required Consents.
     Notwithstanding anything to the contrary contained in this Agreement, other than as set forth in clauses (a), (b), (c), (d), (e), (h), (i), (k), (l), (n), (v) and (w) below in connection with a Liquidity Event, or as may occur as a result of a Liquidity Event, or as provided in Section 7.1 with respect to an Emdeon Controlled Obligation or a Purchaser Controlled Obligation, the Company shall not (including by action of the Board) and shall not permit its Subsidiaries to, without (i) the consent of a majority of the Board and (ii) from the Effective Date until the third (3rd) anniversary of the Effective Date, with respect to those matters identified in Sections 6.4(a), (b) (except in connection with the Company’s exercise of its right of first offer pursuant to Section 9.5 hereof), (c), (d), (e), (h), (m), (n), (r), (u), (w) and (x), the additional written approval of each of the Emdeon Members and the Purchaser Member, so long as the Emdeon Members or the Purchaser Member, as applicable, beneficially own not less than 25% of the outstanding Units:
     (a) Except in connection with Tax Distributions or Liquidity Events, directly or indirectly declare, pay, set aside or reserve amounts for or make any distributions upon any of its Equity Securities, except, in the case of a Subsidiary of the Company other than EBS LLC, for a distribution made to the Company or another direct or indirect wholly-owned Subsidiary of the Company;
     (b) Except in connection with Liquidity Events, (i) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company’s or its Subsidiaries’ Equity Securities, other than repurchases of unvested Profits Interests from employees, directors or consultants upon termination of their services to the Company, to the extent such repurchases are not inconsistent with this Agreement, or (ii) directly or indirectly redeem, purchase or make any payments with respect to any equity appreciation rights, phantom equity plans or similar rights or plans, or permit any Subsidiary to redeem, purchase or make any payments with respect to any equity appreciation rights, phantom equity plans or similar rights or plans;
     (c) Except in connection with Liquidity Events, authorize, issue, or enter into any agreement providing for the issuance or sale (contingent or otherwise) of any Equity Securities or any debt securities of the Company, which by their terms are convertible into or exchangeable for any Equity Securities or have any other equity participation feature or any security that is a combination of debt and equity, in each case whether by a public offering or a private placement, other than the issuance of Profits Interests pursuant to a Management Incentive Plan that has been previously approved pursuant to Section 6.4(g);
     (d) Except in connection with Liquidity Events, issue or sell any shares of the capital stock or other Equity Securities or debt securities of any Subsidiary of the Company, which by their terms are convertible into or exchangeable for any Equity Securities or have any other equity participation feature or any security that is a combination of debt and equity, or rights to acquire shares of the capital stock or other Equity Securities or debt securities of any Subsidiary of the Company, which by their terms are convertible into or exchangeable for any Equity Securities or have any other equity participation feature or any security that is a combination of debt and equity, to any Person other than the Company or a wholly-owned Subsidiary of the Company;
     (e) Except in connection with Liquidity Events, merge or consolidate with any person or permit any Subsidiary of the Company to merge or consolidate with any Person (other than the merger of one wholly-owned Subsidiary of the Company with another wholly-owned Subsidiary of the Company) or permit to occur any other Company Change of Control;
     (f) Except for issuances or grants pursuant to a Management Incentive Plan that have been previously approved pursuant to Section 6.4(g), issue or grant any option or other equity related rights or equity-based awards;
     (g) Adopt a Management Incentive Plan, or grant, enact or authorize any other compensation plan or arrangement for senior management;
     (h) Except in connection with Liquidity Events, liquidate, dissolve or effect a recapitalization (other than a recapitalization that is a sale of the Company) or reorganization in any form of transaction;
     (i) Except in connection with Liquidity Events, and other than as may be required by this Agreement, sell, lease or otherwise dispose of, or permit any Subsidiary of the Company to sell, lease or otherwise dispose of, more than $2 million worth of the consolidated assets of the Company and its Subsidiaries in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business and other than sales of fully depreciated assets or obsolete or surplus tangible personal property) in any twelve-month period;
     (j) Acquire or permit any Subsidiary of the Company to acquire any interest in any Person or business (whether by purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture involving an aggregate consideration (including without limitation the assumption of Liabilities whether direct or indirect) exceeding $2 million in any twelve-month period;

     (k) Except in connection with Liquidity Events, create, incur, assume or suffer to exist, or permit any Subsidiary of the Company to create, incur, assume or suffer to exist, any Indebtedness, other than incurrences and refinancings of Indebtedness existing as of the Effective Date and Indebtedness incurred for normal, ordinary course working capital requirements of the Company and its Subsidiaries;
     (l) Except in connection with Liquidity Events, create, incur, assume or suffer to exist, any Encumbrance upon the assets of the Company or its Subsidiaries which, after giving effect thereto, would result in Encumbrances aggregating in excess of $2 million on such assets;
     (m) Change its fiscal year;
     (n) Except in connection with Liquidity Events, amend, repeal or modify any provision of the Company’s Certificate of Formation or the equivalent certificate of any Subsidiary;
     (o) Effect any changes in the strategic direction of lines of business of the Company;
     (p) Approve an annual consolidated operating and capital budget of the Company; provided, that if the proposed budget for any fiscal year has not been approved as provided in this Section 6.4(p), the approved budget for the prior fiscal year, with such increases to reflect inflation as measured by the “CPI Index,” shall constitute the budget for the fiscal year in questions.
     (q) Make any investment or make any capital expenditures, in each case in excess of $500,000 individually or $2 million in the aggregate for all such investments or expenditures, that are not included in the then-current annual consolidated operating and capital budget approved by the Board;
     (r) Enter into any contract, transaction or agreement with any of its Affiliates including, without limitation, for the sale or repurchase of any of the Company’s Equity Securities, other than any contract, transaction or agreement entered into with such Affiliate on terms not less favorable to the Company than would be obtained in an arm’s length transaction with a Person which is not an Affiliate of the Company; provided, however, that, in any event, following the Board Restructuring, none of the Company nor its Subsidiaries shall be permitted to enter into any transaction with an Affiliate (other than a wholly-owned Subsidiary of the Company) without the approval of a majority of the disinterested Directors (and the Emdeon Members and the Purchaser Member as and to the extent provided in the introductory paragraph to this Section 6.4) in instances in which the transaction involves aggregate consideration in excess of $100,000;
     (s) Institute or settle any Claims by or against the Company or any Subsidiary involving Claims or potential Losses that are material to the Company and its Subsidiaries;
     (t) Approve the appointment or removal of the CEO, CFO or General Counsel of the Company or any Subsidiary;
     (u) Select or change the Auditors of the Company or any Subsidiary;
     (v) Except in connection with Liquidity Events, select, engage or terminate the engagement of any underwriter, investment banker or other financial advisor to the Company;

     (w) Except in connection with Liquidity Events, enter into, or permit any Subsidiary of the Company to enter into, any financing arrangements or other agreements prohibiting, or limiting the circumstances under which the Company is permitted to make, Tax Distributions;
     (x) Except in connection with an action expressly approved by the Board (and by the Members, if applicable), waive, modify or amend any of the terms or provisions of this Agreement in a manner that is different or prejudicial relative to any Member (without the written consent of the holders of a majority in interest of the Member(s) holding the Interests so affected); or
     (y) Enter into, approve or authorize an agreement or arrangement in furtherance of any of the foregoing.
Notwithstanding anything to the contrary contained in this Agreement, the provisions and restrictions pursuant to this Section 6.4 shall expire upon the occurrence of a Qualified IPO (as such term is defined in Section 8.1).
6.5 Officers.
     The day-to-day management of the Company shall be vested in the officers of the Company under the supervision of the Board.
     (a) The Board may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Board may delegate to any such Persons such authority to act on behalf of the Company as the Board may from time to time deem appropriate.
     (b) The initial acting president and chief executive officer of the Company (the “President and Chief Executive Officer”), will be Kevin Cameron, subject to the terms of any employment agreement between the Company and Kevin Cameron in effect as of the Effective Date (as it may be amended in accordance with the terms of this Agreement).
     (c) Except as otherwise set forth herein, the President and Chief Executive Officer will be responsible for the general and active management of the business of the Company and will see that all orders and resolutions of the Board are carried into effect. The President and Chief Executive Officer will report to the Board and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the General Corporation Law of the State of Delaware, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Board or this Agreement. The President and Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by Board to some other officer or agent of the Company.
     (d) Except as set forth herein, the Board may appoint officers at any time, and the officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, and any other officers that the Board deems appropriate. Except as set forth herein, the officers will serve at the pleasure of the Board, subject to all rights, if any, of such officer under any contract of employment. Any individual may hold any number of offices, and an officer may, but need not, be a Member of the Company. The officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Board.
     (e) Subject to this Agreement and to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Board, other than those officers whose appointment or removal is specifically required to be approved by the Board, who may be removed, either with or without cause, only by the Board. Any officer may resign at any time by giving written notice to the Board. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.
6.6 Warranted Reliance by Directors and Officers on Others.
     In exercising their authority and performing their duties under this Agreement, the Directors and the officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:
     (a) one or more employees or other agents of the Company or in subordinates whom the Director or officer reasonably believes to be reliable and competent in the matters presented; and
     (b) any attorney, public accountant, or other person as to matters which the Director or officer reasonably believes to be within such person’s professional or expert competence.
6.7 Indemnification of the Directors, Officers and the Tax Matters Member.
     (a) Unless otherwise provided in Section 6.7(d), the Company, its receiver or its trustee (in the case of its receiver or trustee, to the extent of the assets of the Company) shall indemnify, save harmless, and pay all judgments and claims against any of the Directors, the officers or the Tax Matters Member (each, an “Indemnified Person”) relating to any Liability or damage incurred by reason of any act performed or omitted to be performed by any Indemnified Person (in such capacity) in good faith relating to or in connection with the business or affairs of the Company, including reasonable attorneys’ fees incurred by the Indemnified Person in connection with the defense of any action based on any such act or omission, which attorney’s fees shall be paid as incurred. In the event it is later determined that the Indemnified Person was not entitled to any attorneys’ fees paid to it in accordance with this Section 6.7(a), such Indemnified Person shall promptly reimburse the Company for such payments together with interest on such amounts accruing from the date of advancement of such payments until the date of repayment (calculated on the basis of a 360 day year) at the Prime Rate as in effect from time to time.
     (b) Unless otherwise provided in Section 6.7(d), in the event of any action by a Member against any Indemnified Person, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such Indemnified Person, including reasonable attorneys’ fees, incurred in the defense of such action.

     (c) Unless otherwise provided in Section 6.7(d), the Company shall indemnify, save harmless and pay all expenses, costs, or Liabilities of any Indemnified Person, if for the benefit of the Company, at the direction of the Board, and in accordance with this Agreement if said Indemnified Person makes any deposit or makes any other similar payment or assumes any obligation in connection with any business proposed to be acquired by the Company and suffers any financial loss as the result of such action.
     (d) Notwithstanding the provisions of Sections 6.7(a), 6.7(b) and 6.7(c) above, and Section 6.7(f) below, (i) such Sections shall be enforced only to the maximum extent permitted by law and (ii) no Indemnified Person shall seek or be entitled to indemnification for any fraud, intentional misconduct, gross negligence or knowing violation of the Law made or committed by his, her or itself or any of his, her or its Affiliates which was material to the cause of action or other matter giving rise to a potential claim for indemnification.
     (e) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, Liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
     (f) No Director shall be liable to the Company or any other Director for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Director in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Director by this Agreement, except that a Director shall be liable for any such loss, damage or claim incurred by reason of such Director’s fraud, intentional misconduct, gross negligence, or knowing violation of law.
     (g) The obligations of the Company set forth in this Section 6.7 are expressly intended to create third party beneficiary rights of each of the Indemnified Persons.
6.8 Maintenance of Insurance or Other Financial Arrangements.
     In compliance with applicable law, the Company (with the approval of the Board) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Director, Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as a Director, officer, Member, employee or agent, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.
6.9 Management Fees.
     (a) Sponsor Fees and M&A / Transaction Fees. Other than the M&A fee payable to General Atlantic Service Company, LLC at the closing of the transactions contemplated by the Merger Agreement (the “GA Closing Fee”), if the Purchaser Member or any of its Affiliates charge the Company or any of its Subsidiaries (i) management fees, monitoring fees, or placement fees on the issuance of Indebtedness or additional Equity Securities or other sponsor-

type fees (collectively, “Sponsor Fees”) or (ii) any “M&A” transaction or financing fees in connection with: (A) any merger, consolidation, exchange or acquisition transaction (including any follow-on acquisition by the Company or any Subsidiary), (B) any partial or full disposition of any business (including an asset sale) or (C) any financing, capital raising, refinancing or recapitalization transaction, of the Company or any Subsidiary (an “M&A / Transaction Fee”), then the amount of such Sponsor Fees or M&A / Transaction Fees shall be paid to the Purchaser Member and the Emdeon Members pro rata based on the number of outstanding Units held by each such Member. Notwithstanding anything in the foregoing sentence to the contrary, no Member other than the Purchaser Member or its Affiliates shall be entitled to share in the GA Closing Fee, and such fee shall not be deemed a distribution to the Purchaser for any purpose under this Agreement. The Purchaser Member will be entitled to waive any portion of the Sponsor Fees or M&A / Transaction Fees that it is entitled to charge pursuant to this Section 6.9.
     (b) Other Fees; Process. To the extent the Purchaser Member (or any of its Affiliates) wish to provide advisory and other customary deal-related services in connection with any potential transaction of the Company or any Subsidiary, such parties shall be required to present their suggested proposal or opportunity to the Board in advance of rendering the applicable service, which shall thereafter be provided pursuant to a Related Party Agreement. If such proposal or opportunity is accepted by the Board in its sole discretion, the Company and the Purchaser Member (or its Affiliates) will in good faith negotiate a reasonable and customary fee for such service to be paid upon the terms then agreed. If such proposal or opportunity (including the related fee) is not accepted by the Board in its entirety, no fee or other compensation will be owed.
6.10 Retained Claims.
     (a) Earnout Payments. The Company shall, and shall cause the Companies and their respective Affiliates to, comply with the terms and conditions of Section 1.7 of the Dakota Merger Agreement. The Company will act in good faith and not intentionally interfere or influence or otherwise take any action not in the ordinary course of business in such a way as to prevent or delay the payment of the Dakota Earnout, or cause such payment to be greater than the amount that would otherwise have been payable pursuant to Dakota Merger Agreement had the Company not taken such action. The Company hereby acknowledges its assumption of all of the obligations of Envoy relating to earnout payments under the CPS Merger Agreement.
     (b) Insurance; Subrogation; Recovery of Proceeds. The Company shall not, and shall cause the Companies not to, take any action prohibited by the Parent Policy or the Business Services Policy or fail to take any action necessary or advisable pursuant to the Parent Policy or Business Services Policy that, in either case, provides a basis for otherwise applicable insurance under the Parent Policy or Business Services Policy to be unavailable to Parent or the Companies with respect to a Retained Claim or provides a basis for an insurance carrier under the Parent Policy or Business Services Policy to refuse to insure Parent, the Company or the Companies. The Company (i) hereby transfers and assigns to Parent all rights, claims, or choses in action the Company has or may have against any Person or under any insurance policy for restitution, reimbursement or contribution with respect to any Retained Claim, (ii) shall execute such instruments and take such other actions as may be necessary or appropriate to transfer and assign the foregoing rights or claims to Parent and (iii) shall take such reasonable action when and as necessary or appropriate to assist Parent to obtain restitution, reimbursement or contribution for such indemnification from such Person or under any such insurance policy. As of the Effective

Date and in the event any Company is entitled to the recovery of proceeds from any Person pursuant to or arising from a Governmental Order in respect of an Action involving a Retained Claim, the Company shall, and shall cause the Companies to, assign, transfer and convey all rights and interests in such proceeds to Parent.
     (c) Remittance of Proceeds. In furtherance and not in limitation of the foregoing, if at any time following the Effective Date, the Company or any of the Companies shall receive any proceeds pursuant to the Parent Policy with respect to any claims made by Parent or by the Companies under the Parent Policy or the Business Services Policy in connection with a Retained Claim, the Company shall promptly, and in any event within two (2) Business Days of receipt thereof, pay such proceeds to Parent and the proceeds shall not be retained by the Company or any of the Companies, and the Company and the Members hereby acknowledge and agree that without limiting their rights to indemnification under the Merger Agreement, no Member shall have any interest, claim or right to receive any portion of such proceeds. The Company hereby acknowledges and agrees that Parent retains the power, and shall have the sole authority, to pursue payment of any such proceeds notwithstanding that any of the Companies may be entitled to insurance coverage under the Parent Policy or the Business Services Policy.
     (d) Power of Attorney. With respect to the Retained Claims, the Company and the Companies shall grant Parent a power of attorney substantially in the form attached hereto as Exhibit C, which shall irrevocably appoint Parent and its successors and assigns as the Company’s and the Companies’ true and lawful attorney in fact for (i) the Business Services Policy and (ii) the Parent Policy to the extent any Company is an insured party under such insurance policy, and authorize Parent to: (A) prepare, file and sign the Company’s and the Companies’ name on any notice, claim, assignment, demand, or similar document under the Business Services Policy and the Parent Policy; (B) receive, open, and dispose of all mail addressed to the Company or the Companies with respect to the Business Services Policy and the Parent Policy; (C) endorse the Company’s or the Companies’ name on any documents or execute on behalf of the Company or the Companies any and all instruments, documents, and the like under the Business Services Policy and the Parent Policy; (D) amend and modify any claims brought under the Business Services Policy; (E) pursue and retain payment of any proceeds or amounts payable under the Business Services Policy and the Parent Policy; (F) do all acts and things reasonably necessary and appropriate in furtherance of any such purposes.
     (e) Cooperation with Parent. After the Effective Date, upon Parent’s request and without necessity of subpoena, the Company will cause the Companies and their respective representatives and counsel to cooperate fully with Parent and its representatives and counsel for purposes of permitting Parent to address and respond to any Action in respect of a Retained Claim, whether involving any Governmental Entity or third party. Such cooperation shall include (i) reasonable access during normal business hours and upon reasonable notice to the Company’s officers, directors, employees and auditors for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Action in respect of a Retained Claim in which Parent or any such Company may from time to time be involved, (ii) assisting Parent in connection with any Actions, including preparation for any Actions, such as discovery, depositions and similar activities, (iii) making counsel and representatives available as reasonably requested by Parent and (iv) making available to Parent any documents, materials or any other information in connection with any Action in respect of a Retained Claim in which Parent or any such Company may from time to time be involved. Parent shall, as promptly as practicable, reimburse the Company for reasonable out-of-pocket expenses, including, without limitation, document production costs and document storage costs (but excluding officers’ or employees’ salaries), incurred by the Company in connection with providing individuals, witnesses, documents and information pursuant to this Section 6.10(e).
     (f) Cooperation; Post-Closing Access to Information. Following the Effective Date, the Company shall allow the employees and representatives of Parent, upon reasonable prior notice and during regular business hours, the right, at Parent’s expense, to examine and make copies of any Books and Records relating to the Companies which were retained by the Companies and/or transferred to the Company, for the conduct of any Action, whether pending or threatened and any matters relating to the Retained Claims. From the Effective Date, the Company shall cause the Companies to keep and preserve all Books and Records of the Companies existing as of the Closing relating to the Retained Claims for a period of five (5) years.
     (g) Legal Privilege. The Company agrees that Parent retains sole ownership and control of all attorney-client work product and other legal privileges existing on or established prior to the Effective Date for all matters relating to the Retained Claims, and that Parent shall have sole authority to make decisions concerning whether to assert privilege with respect to documents or information regardless of whether disclosure would be voluntary in response to a subpoena or Governmental Order, or otherwise. The Company and the Companies agree that they shall notify Parent or its attorneys, and shall allow sufficient time so that Parent will have reasonable opportunity to make a decision concerning whether to assert a privilege in the event that the Company intends to provide any documents or information to any Governmental Entity in connection with a Retained Claim. The Company agrees that it does not have the authority or standing to, and agrees not to, and not permit any of the Companies to (i) waive any privilege or (ii) contest a claim of privilege that could be asserted by Parent under Law, or a waiver of any privilege by Parent with respect to the Retained Claims.
ARTICLE VII
ROLE OF MEMBERS
7.1 Rights or Powers.
     (a) The Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.
     (b) Each of the Members acknowledges and understands all of the Company’s, EBS LLC’s and the other Companies’ rights and obligations pursuant to the Merger Agreement, the Transition Services Agreement, the Parent Cash Repayment and any other Related Party Agreement entered into after the Effective Date in accordance with this Agreement, and the Company and the Board shall timely keep, observe, perform and cause to be performed all of the Company’s, EBS LLC’s and each of the other Companies’ duties and obligations thereunder.

The Company shall not take, and shall not cause or allow EBS LLC or any of the other Companies to take or purport to take, actions in contravention of, or engage in activities inconsistent with, the Merger Agreement, the Transition Services Agreement or any Related Party Agreement. The Company shall, from time to time, as and when required, cause EBS LLC and each of the Company’s other Subsidiaries to make distributions upon their respective equity interests in aggregate amounts necessary to allow the Company to make Tax Distributions to the Members as provided in Section 5.2(a). Notwithstanding anything to the contrary contained herein, the Emdeon Members shall have the sole and exclusive right and authority on behalf of the Company to cause the Company and each of the Companies to keep and observe any and all of their respective obligations under the Transition Services Agreement that relate to services to be provided by the Company or any of the Companies to Parent and its Affiliates (an “Emdeon Controlled Obligation”), and the Purchaser shall have the sole and exclusive right and authority on behalf of the Company to bring, handle, settle and otherwise control all indemnification and other claims of the Company or any of the Companies arising after the Effective Date under the Merger Agreement (a “Purchaser Controlled Obligation”).
7.2 Meetings of the Members.
     Meetings of the Members may be called upon the written request of any Member. The call shall state the location of the meeting and the nature of the business to be transacted. Written notice of any such meeting shall be given to all Members not less than 5 days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.
     (a) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.
     (b) Each meeting of Members shall be conducted by an officer designated by the Board or such other individual person as the Board deems appropriate.
7.3 Various Capacities.
     The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities including as a Member, and as the Tax Matters Member.
7.4 Formation of Newco.
     Notwithstanding anything to the contrary contained in this Agreement, but subject to this Section 7.4, if the Board desires to effect an IPO or either the Emdeon Parties or the Purchaser Member Parties initiate an IPO pursuant to Section 8.2 below, or for any other reason in the discretion of the Board, without any vote or consent of the Members (except as required by the initial paragraph of Section 6.4), the Company and each of the Members hereby agrees that it will, at the expense of the Company, take such action and execute such documents as may reasonably be necessary to effect an IPO of a newly formed corporation (“Newco”) that would own all or a portion of the Units of the Company. In connection with the IPO, the owners of Purchaser Corp. shall have the right to contribute their respective shares of stock of Purchaser Corp. to Newco in a Section 351 Exchange and the Members shall have the right to contribute all or a portion of their respective Units to Newco in a Section 351 Exchange. If the shares of Purchaser Corp. are contributed in the Section 351 Exchange, the Members and their Affiliates will not permit Purchaser Corp. to be liquidated or merged out of existence, nor will it be permitted to transfer its membership interest in the Company to Newco or one of its Affiliates, in each case, during the two year period following the IPO without the consent of Parent.
     Each Member shall have the right to abstain from contributing all or a portion of their respective Units to Newco and, thereby, continue to own such retained Units. Units owned by the Emdeon Parties or the Purchaser Member Parties after the IPO shall be exchangeable, at the option of the holder, into shares of Newco, where each Unit shall be eligible to be exchanged for the number of shares of Newco that would be received if such Units had been contributed to Newco in connection with the IPO. Upon the determination by the Board to effectuate an IPO, all Members agree to cooperate in the full and timely implementation of formation of Newco as contemplated by this Section 7.4. Without limiting the foregoing in this Section 7.4, the Company shall use its commercially reasonable efforts to structure the IPO in the most tax efficient manner with a view toward tax deferral, preserving long-term capital gain and tacking of holding periods for Units, including by providing for the exchange of Units in the Company for equity interests in a corporation, the assets of which would solely consist of Interests in the Company and by not otherwise changing the structure of the Company. At or prior to any such IPO, the Members will enter into a stockholders agreement or other appropriate agreement containing provisions substantially similar to those contained in Article VIII of this Agreement, and pursuant to which the Company shall provide for the continuance following the IPO of the rights and obligations of the Company and the Members under Article VIII hereof, with all other provisions of this Agreement terminating and being superseded by such shareholders or other agreement,
ARTICLE VIII
REGISTRATION RIGHTS
8.1 Definitions. For purposes of this Agreement:
     (a) “Capital Stock” means shares of common stock or preferred stock of Newco issued in connection with an IPO as contemplated by Section 7.4.
     (b) “Company Securities” means Other Securities sought to be included in a registration for the Company’s account.
     (c) “Demand” is defined in Section 8.2(a).
     (d) “Demand Registration” is defined in Section 8.2(a).
     (e) “Disclosure Package” means (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information that is deemed, under Rule 159 under the Securities Act, to have been conveyed to purchasers of securities at the time of sale (including, without limitation, a contract of sale).

     (f) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     (g) “Form S-3 Registration Statement” is defined in Section 8.4(b).
     (h) “Free Writing Prospectus” means any “free writing prospectus,” as defined in Rule 405 of the Securities Act.
     (i) “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 8.2 hereof.
     (j) “IPO” means the first underwritten Public Offering of Capital Stock or other event in connection with which Capital Stock is registered under Section 12 of the Exchange Act.
     (k) “Other Securities” means securities of Newco sought to be included in a registration other than Registrable Securities.
     (l) “Ordinary S-3 Registration Statement” is defined in Section 8.4(d).
     (m) “Piggyback Notice” is defined in Section 8.3(a).
     (n) “Public Offering” means a public offering of Capital Stock pursuant to an effective registration statement (other than on Form S-4, Form S-8 or their equivalent) filed by Newco under the Securities Act or in accordance with Rule 144 (other than, prior to an IPO, under
Rule 144(k)).
     (o) “Qualified IPO” means the first underwritten Public Offering of common stock of Newco in which the aggregate gross proceeds received by the selling Persons (which may include Newco) are at least $100 million, following which such common stock is listed on the New York Stock Exchange or quoted on the Nasdaq National Market.
     (p) “Registrable Securities” means shares of Capital Stock owned by the Members following the formation of Newco pursuant to Section 7.4
     (q) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of common stock outstanding which are, and the number of shares of common stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.
     (r) “Registration Expenses” means any and all expenses incident to performance of or compliance with any registration of securities pursuant to this Article VIII, including, without limitation, (i) the fees, disbursements and expenses of the Company’s counsel and accountants, including for special audits and comfort letters; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing or producing any underwriting agreements and blue sky or legal investment memoranda and any other documents in connection with the offering, sale or delivery of the securities to be disposed of; (iv) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of counsel for the underwriters and the Selling Holders in connection with such qualification and in connection with any blue sky and legal investment surveys; (v) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. (“NASD”) of the terms of the sale of the securities to be disposed of; (vi) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (vii) all security engraving and security printing expenses; (viii) all fees and expenses payable in connection with the listing of the securities on any securities exchange or automated interdealer quotation system or the rating of such securities; (ix) all expenses with respect to road shows that the Company is obligated to pay pursuant to Section 8.7(p); (x) the reasonable fees and expenses of one counsel for all Stockholders participating in the registration incurred in connection with any such registration, such counsel to be selected by the two Stockholders who have requested the largest number of shares of common stock to be included in the registration (or, if no shares of common stock are to be included in the registration, the largest number of other Registrable Securities); and (xi) any other fees and disbursements of underwriters customarily paid by the sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any (which underwriting discounts and commissions and transfer taxes shall be borne by each participant in a particular offering and, if selling securities in such offering, the Company, pro rata in accordance with the total amount of securities sold in such offering by each such Person in accordance with Section 8.6).
     (s) “Registration Party” means any Emdeon Party or Purchaser Member Party, or any of their respective permitted transferees under Section 8.2(c) hereof.
     (t) “SEC” means the Securities and Exchange Commission.
     (u) “Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
     (v) “Selling Holders” means, with respect to any registration statement, any Member following the formation of Newco pursuant to Section 7.4, whose Registrable Securities are included therein.
     (w) “Stockholder” means the Members holding Registrable Securities of the Company following the formation of Newco pursuant to Section 7.4.
8.2 Stockholder Demand Rights.
     (a) Demand Rights. Subject to the terms and conditions of this Agreement, upon written notice delivered by a Registration Party (a “Demand”) at any time requesting that the Company effect the registration (a “Demand Registration”) under the Securities Act of any or all of the Registrable Securities held (or to be held following the formation of Newco) by the Registration Parties, which Demand shall specify the number and type of such Registrable Securities to be registered and the intended method or methods of disposition of such Registrable Securities, the Company shall promptly give written notice of such Demand to all other Stockholders and other Persons who may have piggyback registration rights with respect to such Demand Registration and shall use its best efforts to effect the registration under the Securities Act and applicable state securities laws of (x) the Registrable Securities which the Company has been so requested to register by such Stockholders in the Demand, and (y) all other Registrable Securities which the Company has been requested to register by the holders thereof by written request given to the Company within thirty (30) days after the giving of such written notice by the

Company (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with such intended methods of disposition) of the Registrable Securities to be so registered.
     (b) Limitations on Demand Rights. There shall be no limit to the number of occasions on which any Registration Party may make Demands, including with respect to requests for the filing of a Form S-3 Registration Statement; provided, that a Registration Party shall only be entitled to make a Demand pursuant to this Section 8.2 (i) (A) following the 2nd anniversary of the Effective Date (unless otherwise provided pursuant to Section 9.10), but subject to Section 8.2(d), or (B) 180 days following a Public Offering and (ii) in any case, if such Registration Party, together with all other Registration Parties delivering the Demand, are requesting the registration of Capital Stock with an aggregate estimated market value of at least $100 million.
     (c) Assignment of Demand Rights. In connection with the Transfer of Registrable Securities to any Person in accordance with Article IX hereof, a Registration Party may assign (i) the right to exercise one Demand pursuant to this Section 8.2(a) with respect to each $100 million in fair market value of consideration received by such Registration Party in such Transfer and (ii) the right to participate in any registration pursuant to the terms of Section 8.3; provided, that in no event shall any such transferee have the right to effect a Demand for a Form S-3 Registration Statement or require management of the Company to participate in any road show pursuant to Section 8.7(p) unless such transferee owns at least 20% of the outstanding Capital Stock. In the event of any such assignment, references to the Registration Parties in this Section 8.2(a) and in Section 8.4(a) shall be deemed to refer to the relevant transferee, as appropriate. The relevant Registration Party shall give prompt written notice of any such assignment to the Company and the other Stockholders.
     (d) Initial Public Offering. Notwithstanding anything to the contrary in this Section 8.2, prior to the initial public offering of the Company’s Capital Stock, no Registration Party may demand the registration of Capital Stock pursuant to a Demand unless (i) that Demand Registration would constitute a Qualified IPO and (ii) that Demand Registration would result in a market valuation of the interest in the Company allocable to the Units issued to the Purchaser Member as of the Effective Date that meets or exceeds the Purchaser Valuation Floor, if initiated by the Emdeon Member or a market valuation of the interest in the Company allocable to the Units issued to the Emdeon Members as of the Effective Date that meets or exceeds the Emdeon Valuation Floor, if initiated by the Purchaser Member. The Purchaser Valuation Floor or Emdeon Valuation Floor shall be agreed upon pursuant to the provisions of Section 9.6(a).
     (e) Company Blackout Rights. With respect to any registration statement filed, or to be filed, pursuant to this Section 8.2, if (A) the Company determines in good faith that such registration would cause the Company to disclose material non-public information which disclosure (x) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (y) would not be required to be made at such time but for the filing or effectiveness of such registration statement and (z) would be materially detrimental to the Company or would materially interfere with any material financing, acquisition, corporate reorganization or merger or other similar transaction involving the Company or any of its subsidiaries and that, as a result of such potential disclosure or interference, it is in the best interests of the Company to defer the filing or effectiveness of such registration statement at such time, and (B) the Company promptly furnishes to the Selling Holders a certificate signed by the chief executive officer of the Company to that effect, then the Company shall have the right to defer such filing or effectiveness for the period necessary, as determined by the Board of Directors of the Company in good faith, provided, that such deferral, together with any other deferral or suspension of the Company’s obligations under Section 8.2 or Section 8.4, shall not be effected for a period of more than ninety (90) days, in the aggregate, for all such deferrals or suspensions over any twelve-month period. The Company shall promptly notify the Selling Holders of the expiration of any period during which it exercised its rights under this Section 8.2(b). The Company agrees that, in the event it exercises its rights under this Section 8.2(b), it shall, as promptly as practicable following the expiration of the applicable deferral period, file or update and use its best efforts to cause the effectiveness of, as applicable, the applicable deferred registration statement.
     (f) Fulfillment of Registration Obligations. Notwithstanding any other provision of this Agreement, a registration requested pursuant to this Section 8.2 shall not be deemed to have been effected (i) unless it has become effective, (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than a misrepresentation or an omission by a Registration Party and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement; provided, that if such registration is a shelf registration pursuant to Section 8.4, such registration shall be deemed to have been effected if such registration statement remains effective for the period specified in Section 8.4, (iii) if not a shelf registration and the registration does not contemplate an underwritten offering, if it does not remain effective for at least one hundred eighty (180) days (or such shorter period as will terminate when all securities covered by such registration statement have been sold or withdrawn); or if not a shelf registration and such registration statement contemplates an underwritten offering, if it does not remain effective for at least one hundred eighty (180) days plus such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer or (iv) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by a Registration Party.
8.3 Piggyback Registration Rights.
     (a) If the Company at any time proposes or is required to register any of its Capital Stock or any other securities under the Securities Act (including pursuant to Section 8.2 hereof), whether or not for sale for its own account, in a manner that would permit registration of Registrable Securities for sale for cash to the public under the Securities Act, subject to the last sentence of this Section 8.3(a), it shall at each such time give prompt written notice (the “Piggyback Notice”) to each Stockholder of its intention to do so, which Piggyback Notice shall specify the number and class or classes (or type or types) of Registrable Securities to be registered. Upon the written request of any Stockholder made within fifteen (15) business days after receipt of the Piggyback Notice by such Person (which request shall specify the number of Registrable Securities intended to be disposed of), subject to the other provisions of this Article V, the Company shall effect, in connection with the registration of such Capital Stock or other securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register; provided, that in no event shall the Company be required to register pursuant to this Section 8.3 any securities of a class or type other than the classes or types described in the Piggyback Notice. Notwithstanding anything to the contrary contained in this Section 8.3, the Company shall not be required to effect any registration of Registrable Securities under this Section 8.3 incidental to the registration of any of its securities on Forms S-4 or S-8 (or any similar or successor form providing for the registration of securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans) or any other form that would not be available for registration of Registrable Securities.
     (b) Determination Not to Effect Registration. If at any time after giving such Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration the Company shall determine for any reason (including the withdrawal by any Stockholder exercising a Demand) not to register the securities originally intended to be included in such registration, the Company may, at its election, give written notice of such determination to the Selling Holders and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of securities originally intended to be included in such registration, without prejudice, however, to the right of a Registration Party immediately to request that such registration be effected as a registration under Section 8.2 (including a shelf registration under Section 8.4) to the extent permitted thereunder.
     (c) Cutbacks in Company Offering. If the registration referred to in the first sentence of Section 8.3(a) is to be an underwritten registration on behalf of the Company, and the lead underwriter or managing underwriter advises the Company in writing (with a copy to each Selling Holder) that, in such firm’s good faith view, the number of Other Securities and Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Other Securities and Registrable Securities then contemplated, the Company shall include in such registration:
(i)	first, all Company Securities; and

(ii)	second, Registrable Securities and Other Securities that are requested to be included in such registration pursuant to this Section 8.3 and the terms of any other agreement providing for registration rights to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata on the basis of the relative number of such Registrable Securities and Other Securities owned by the Persons seeking such registration.
     (d) Cutbacks in Other Offerings. If the registration referred to in the first sentence of Section 8.3(a) is to be an underwritten registration other than on behalf of the Company, and the lead underwriter or managing underwriter advises the Selling Holders in writing (with a copy to the Company) that, in such firm’s good faith view, the number of Registrable Securities and Other Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Registrable Securities and Other Securities then contemplated, the Company shall include in such registration:
(i)	first, the Other Securities held by any holder thereof with a contractual right to include such Other Securities in such registration prior to any other Person; and

(ii)	second, Registrable Securities and Other Securities (other than Company Securities) that are requested to be included in such registration pursuant to Section 8.2, this Section 8.3 and the terms of any agreement providing for registration rights to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata on the basis of the relative number of such Registrable Securities and Other Securities owned by the Persons seeking such registration.
     (e) Expiration. Notwithstanding any other provision of this Agreement, the right of any Stockholder to include securities of a particular class in a registration pursuant to this Section 8.3 shall expire at such time as all Registrable Securities of such class held by such Stockholder are eligible to be sold to the public pursuant to Rule 144 without limitation as a result of the volume restrictions set forth therein.
8.4 Form S-3 Registration.
     (a) Notwithstanding anything in Section 8.2 or Section 8.3 to the contrary, in case the Company shall receive from any Stockholders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Stockholder or Stockholders, and the Company is then eligible to use Form S-3 for the resale of Registrable Securities, the Company will:
(i)	promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii)	promptly effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Stockholder’s or Stockholders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Stockholder or Stockholders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 8.4:
(A)	if Form S-3 is not available for such offering by the Stockholders;

(B)	if the Stockholders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $25 million;

(C)	if the Company shall furnish to the Stockholders a certificate signed by the Company’s chief executive officer or chairman of the Board stating that in the good faith judgment of the Board as evidenced by a resolution by the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Stockholder or Stockholders under this Section 8.4; provided, that the Company shall not utilize this right more than once in any twelve-month period;

(D)	if the Company has, within the six (6) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Stockholders pursuant to this Section 8.2, provided, that any such registration shall be deemed to have been “effected” if the registration statement relating thereto (A) has become or been declared or ordered effective under the Securities Act, and any of the Registrable Securities of the Registration Party included in such registration have actually been sold thereunder and (B) has remained effective for a period of at least 180 days; or

(E)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
     (b) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered promptly after receipt of the request or requests of the Stockholders (the “Form S-3 Registration Statement”). Registrations effected pursuant to this Section 8.4 shall not be counted as requests for registration effected pursuant to Section 8.2 or Section 8.3 respectively.
     (c) If the Stockholders intend to distribute the Registrable Securities covered by their request under this Section 8.4 by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 8.4 and the Company shall include such information in the written notice referred to in subsection 8.4(a). The underwriter or underwriters will be selected by a majority in interest of the Stockholders participating in such registration and shall be reasonably acceptable to the Company. In such event, the right of any Stockholder to include Registrable Securities in such registration shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Stockholders participating in the registration and the Stockholder) to the extent provided herein. All Stockholders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 8.7) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 8.4, if the managing underwriter advises the Company and the Stockholders participating in such underwriting in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Stockholders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated first among all Stockholders thereof, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Stockholder at the time of the filing of the registration statement; provided, however, that the number of shares of Registrable Securities held by Stockholders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

     (d) Notwithstanding the foregoing, if the Company shall receive from any Stockholders of Registrable Securities then outstanding a written request or requests under Section 8.4 that the Company effect a registration statement on Form S-3 that includes only those items and that information that is required to be included in parts I and II of such Form, and does not include any additional or extraneous items of information (e.g. a lengthy description of the Company or the Company’s business) (an “Ordinary S-3 Registration Statement”), then Section 8.4(a)(ii)(D) shall not apply to such Ordinary S-3 Registration Statement request.
8.5 Selection of Underwriters. In the event that any registration pursuant to this Article VIII shall involve, in whole or in part, an underwritten offering, the underwriter or underwriters shall be designated by the Board.
8.6 Withdrawal Rights; Expenses.
     (a) A Selling Holder may withdraw all or any part of its Registrable Securities from any registration (including a registration effected pursuant to Section 8.2) by giving written notice to the Company of its request to withdraw at any time. Except in the case of a withdrawal of Registrable Securities made within thirty (30) days of receipt by such Selling Holder of a certificate or notice from the Company that it will defer the filing or effectiveness of a registration statement pursuant to Section 8.2 or 8.4(b), the Company shall be entitled to reimbursement for any Commission registration fees incurred by the Company in connection with the registration of the Registrable Securities so withdrawn (unless such registration fees can be used in connection with the registration of other securities by the Company, including in connection with a future registration). In the case of a withdrawal prior to the effective date of a registration statement, any Registrable Securities so withdrawn shall be reallocated among the remaining participants in accordance with the applicable provisions of this Agreement.
     (b) Except as provided herein, the Company shall pay all Registration Expenses with respect to a particular offering (or proposed offering). Except as provided herein each Selling Holder and the Company shall be responsible for its own fees and expenses of counsel and financial advisors and their internal administrative and similar costs, as well as their respective pro rata shares of underwriters’ commissions and discounts, which shall not constitute Registration Expenses.
8.7 Registration and Qualification. If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in this Article VIII, the Company shall as promptly as practicable:
     (a) Registration Statement. Prepare and (as soon thereafter as practicable and in any event, no later than sixty (60) days after the end of the applicable period specified in Section 8.2(a) within which requests for registration may be given to the Company) file a registration statement under the Securities Act relating to the Registrable Securities to be offered and use its best efforts to cause such registration statement to become effective as promptly as practicable thereafter, and keep such registration statement effective for 180 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, that, in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of such Registrable Securities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, until the earlier of when (i) the

Stockholders have sold all of such Registrable Securities and (ii) the Stockholders may sell all of such Registrable Securities on a single day or pursuant to Rule 144(k) promulgated under the Securities Act as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Stockholders; furnish to the lead underwriter or underwriters, if any, and to the Selling Holders who have requested that Registrable Securities be covered by such registration statement, prior to the filing thereof with the Commission, a copy of the registration statement, and each amendment thereof, and a copy of any prospectus, and each amendment or supplement thereto (excluding amendments caused by the filing of a report under the Exchange Act), and use its reasonable best efforts to reflect in each such document, when so filed with the Commission, such comments as such Persons reasonably may on a timely basis propose;
     (b) Amendments; Supplements. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be (i) reasonably requested by any Selling Holder (to the extent such request relates to information relating to such Selling Holder), or (ii) necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the earlier of (A) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and (B) if a Form S-3 registration, the expiration of the applicable period specified in Section 8.4(a) and, if not a Form S-3 registration, the applicable period specified in Section 8.2(c); provided, that any such required period provided for in Section 8.4(a) or this 8.7(b) shall be extended for such number of days (x) during any period from and including the date any written notice contemplated by paragraph (f) below is given by the Company until the date on which the Company delivers to the Selling Holders the supplement or amendment contemplated by paragraph (f) below or written notice that the use of the prospectus may be resumed, as the case may be, and (y) during which the offering of Registrable Securities pursuant to such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or any other governmental agency or court or by actions taken by the Company pursuant to Section 8.4(b)(ii); provided, further, that the Company will have no obligation to a Selling Holder participating on a “piggyback” basis in a registration statement that has become effective to keep such registration statement effective for a period beyond one hundred twenty (120) days from the effective date of such registration statement. The Company will respond promptly to any comments received from the SEC and request acceleration of effectiveness promptly after it learns that the SEC will not review the registration statement or after it has satisfied comments received from the SEC. With respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Stockholders of the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the review of counsel to such Stockholders, and make all required filings of all Free Writing Prospectuses with the SEC.
     (c) Copies. Furnish to the Selling Holders and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus, summary prospectus and Free Writing Prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as such Selling Holders or such underwriter may reasonably request, and upon request a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental agency or self regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;
     (d) Blue Sky. Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
     (e) Delivery of Certain Documents. (i) Furnish to each Selling Holder and to any underwriter of such Registrable Securities an opinion of counsel for the Company (which opinion (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, or, in the case of a non-underwritten offering, to the Selling Holders) addressed to each Selling Holder and any underwriter of such Registrable Securities and dated the date of the closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the applicable registration statement) covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings, (ii) furnish to each Selling Holder and any underwriter of such Registrable Securities a “cold comfort” and “bring-down” letter addressed to each Selling Holder and any underwriter of such Registrable Securities and signed by the independent public accountants who have audited the financial statements of the Company included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other matters as any Selling Holder may reasonably request and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements and (iii) cause such authorized officers of the Company to execute customary certificates as may be requested by any Selling Holder or any underwriter of such Registrable Securities;
     (f) Notification of Certain Events; Corrections. Promptly notify the Selling Holders and any underwriter of such Registrable Securities in writing (i) of the occurrence of any event as a result of which the registration statement or the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and (iii) if for any other reason it shall be necessary to amend or supplement such registration statement or prospectus in order to comply with the Securities Act and, in any such case as promptly as reasonably practicable thereafter, prepare and file with the Commission an amendment or supplement to such registration statement or prospectus which will correct such statement or omission or effect such compliance;
     (g) Notice of Effectiveness. Notify the Selling Holders and the lead underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as promptly as reasonably practicable after notice thereof is received by the Company (i) when the applicable registration statement or any amendment thereto has been filed or becomes effective and when the applicable prospectus or any amendment or supplement thereto has been filed, (ii) of any comments by the

SEC, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or any order preventing or suspending the use of any preliminary or final prospectus or the initiation or threat of any proceedings for such purposes and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;
     (h) Stop Orders. Use its reasonable best efforts to prevent the entry of, and use its best efforts to obtain as promptly as reasonably practicable the withdrawal of, any stop order with respect to the applicable registration statement or other order suspending the use of any preliminary or final prospectus;
     (i) Plan of Distribution. Promptly incorporate in a prospectus supplement or post-effective amendment to the applicable registration statement such information as the lead underwriter or underwriters, if any, and the Selling Holders holding a majority of each class of Registrable Securities being sold agree (with respect to the relevant class) should be included therein relating to the plan of distribution with respect to such class of Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as promptly as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
     (j) Other Filings. Use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;
     (k) NASD Compliance. Cooperate with each Selling Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;
     (l) Listing. Use its reasonable best efforts to cause all such Registrable Securities registered pursuant to such registration to be listed and remain on each securities exchange and automated interdealer quotation system on which identical securities issued by the Company are then listed;
     (m) Transfer Agent; Registrar; CUSIP Number. Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the applicable registration statement;
     (n) Compliance; Earnings Statement. Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to each Selling Holder, as soon as reasonably practicable, an earning statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the applicable registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;
     (o) Road Shows. To the extent reasonably requested by the lead or managing underwriters in connection with an underwritten offering pursuant to Section 8.2 (including a Form S-3 underwritten offering pursuant to Section 8.4), send appropriate officers of the

Company to attend any “road shows” scheduled in connection with any such underwritten offering, with all out of pocket costs and expenses incurred by the Company or such officers in connection with such attendance to be paid by the Company;
     (p) Certificates. Unless the relevant securities are issued in book-entry form, furnish for delivery in connection with the closing of any offering of Registrable Securities pursuant to a registration effected pursuant to this Article VIII unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by any Selling Holder or the underwriters of such Registrable Securities (it being understood that the Selling Holders will use their reasonable best efforts to arrange for delivery to the Depository Trust Company); and
     (q) Reasonable Best Efforts. Use its reasonable best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.
8.8 Underwriting; Due Diligence.
     (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Article VIII, the Company shall enter into an underwriting agreement with such underwriters for such offering, which agreement will contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements generally with respect to secondary distributions to the extent relevant, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 8.9, and agreements as to the provision of opinions of counsel and accountants’ letters to the effect and to the extent provided in Section 8.7(e). The Selling Holders on whose behalf the Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement, and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Selling Holders and the conditions precedent to the obligations of such underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such Selling Holders to the extent applicable. Subject to the following sentence, such underwriting agreement shall also contain such representations and warranties by such Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, when relevant. No Selling Holder shall be required in any such underwriting agreement or related documents to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations, warranties or agreements regarding such Selling Holder’s title to Registrable Securities and any written information provided by the Selling Holder to the Company expressly for inclusion in the related registration statement.
     (b) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act pursuant to this Article VIII, the Company shall make available upon reasonable notice at reasonable times and for reasonable periods for inspection by each Selling Holder, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such registration statement, and by any attorney, accountant or other agent retained by any Selling Holder or any managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified the Company’s financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Selling Holders, managing underwriters, attorneys, accountants or agents in connection with such registration statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to entry by each party referred to in this clause (b) into customary confidentiality agreements in a form reasonably acceptable to the Company).
     (c) In the case of an underwritten offering requested by the Registration Parties pursuant to Section 8.2 or Section 8.4, the price, underwriting discount and other financial terms for the Registrable Securities of the related underwriting agreement shall be determined by the Selling Holders. In the case of any underwritten offering of securities by the Company pursuant to Section 8.3, such price, discount and other terms shall be determined by the Company, subject to the right of Selling Holders to withdraw their Registrable Securities from the registration pursuant to 8.3(b).
     (d) Subject to Section 8.8(a), no Person may participate in an underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreement and other documents reasonably required under the terms of such underwriting arrangements.
8.9 Indemnification and Contribution.
     (a) Indemnification by the Company. In the case of each offering of Registrable Securities made pursuant to this Article V, the Company agrees to indemnify and hold harmless, to the extent permitted by law, each Selling Holder, each underwriter of Registrable Securities so offered and each Person, if any, who controls or is alleged to control (within the meaning set forth in the Securities Act) any of the foregoing Persons, the Affiliates of each of the foregoing, and the officers, directors, partners, employees and agents of each of the foregoing, against any and all losses, liabilities, costs (including reasonable attorney’s fees and disbursements), claims and damages, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, insofar as such losses, liabilities, costs, claims and damages (or actions or proceedings in respect thereof, whether or not such indemnified Person is a party thereto) arise out of or are based upon any untrue statement by the Company or alleged untrue statement by the Company of a material fact contained in the registration statement (or in any preliminary, final or summary prospectus included therein) or in the Disclosure Package, or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission by the Company or alleged omission by the Company to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be liable to any Person in any such case to the extent that any such loss, liability, cost, claim or damage arises out of or relates to any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Person furnished in writing to the Company by or on behalf of such Person expressly for inclusion in the registration statement (or in any preliminary, final or summary prospectus included therein), offering memorandum or other offering document, or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Person and shall survive the transfer of such securities.

     (b) Indemnification by Selling Holders. In the case of each offering made pursuant to this Agreement, each Selling Holder, by exercising its registration rights hereunder, agrees to indemnify and hold harmless, to the extent permitted by law, the Company, each other Selling Holder and each Person, if any, who controls or is alleged to control (within the meaning set forth in the Securities Act) any of the foregoing, any Affiliate of any of the foregoing, and the officers, directors, partners, employees and agents of each of the foregoing, against any and all losses, liabilities, costs (including reasonable attorney’s fees and disbursements), claims and damages to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, insofar as such losses, liabilities, costs, claims and damages (or actions or proceedings in respect thereof, whether or not such indemnified Person is a party thereto) arise out of or are based upon any untrue statement made by such Selling Holder of a material fact contained in the registration statement (or in any preliminary, final or summary prospectus included therein) or in the Disclosure Package relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or any omission by such Selling Holder of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, but in each case only to the extent that such untrue statement of a material fact occurs in reliance upon and in conformity with, or such material fact is omitted from, information relating to such Selling Holder furnished in writing to the Company by or on behalf of such Selling Holder expressly for inclusion in such registration statement (or in any preliminary, final or summary prospectus included therein) or Disclosure Package, or any amendment thereof or supplement thereto. The liability of any Selling Holder hereunder shall be several and not joint and in no event shall the liability of any Selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Selling Holder under the sale of the Registrable Securities giving rise to such indemnification obligation.
     (c) Indemnification Procedures. Each party entitled to indemnification under this Section 8.9 shall give notice to the party required to provide indemnification promptly after such indemnified party has actual knowledge that a claim is to be made against the indemnified party as to which indemnity may be sought, and shall permit the indemnifying party to assume the defense of such claim or litigation resulting therefrom and any related settlement and settlement negotiations, subject to the limitations on settlement set forth below; provided, that counsel for the indemnifying party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the indemnified party (whose approval shall not unreasonably be withheld), and the indemnified party may participate in such defense at such party’s expense; and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 8.9, except to the extent the indemnifying party is actually prejudiced by such failure to give notice. Notwithstanding the foregoing, an indemnified party shall have the right to retain separate counsel, with the reasonable fees and expenses of such counsel being paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel or if the indemnifying party has failed to assume the defense of such action. No indemnified party shall enter into any settlement of any litigation commenced or threatened with respect to which indemnification is or may be sought without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld). No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, reasonably satisfactory to the indemnified party, from all liability in respect to such claim or litigation. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
     (d) Contribution. If the indemnification provided for in this Section 8.9 shall for any reason be unavailable (other than in accordance with its terms) to an indemnified party in respect of any loss, liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, cost, claim or damage in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, liability, cost, claim or damage as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this paragraph (d) shall be deemed to include, for purposes of this paragraph (d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 8.9(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 8.9(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.9(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section.
     (e) Indemnification/Contribution under State Law. Indemnification and contribution similar to that specified in the preceding paragraphs of this Section 8.9 (with appropriate modifications) shall be given by the Company and the Selling Holders and underwriters with respect to any required registration or other qualification of securities under any state law or regulation or governmental authority.
     (f) Obligations Not Exclusive. The obligations of the parties under this Section 8.9 shall be in addition to any liability which any party may otherwise have to any other Person.
     (g) Survival. For the avoidance of doubt, the provisions of this Section 8.9 shall survive any termination of this Agreement.
8.10 Cooperation; Information by Selling Holder.
     (a) It shall be a condition of each Selling Holder’s rights under this Article VIII that such Selling Holder cooperate with the Company by entering into any undertakings and taking such other action relating to the conduct of the proposed offering which the Company or the underwriters may reasonably request as being necessary to insure compliance with federal and state securities laws and the rules or other requirements of the NASD or which are otherwise customary and which the Company or the underwriters may reasonably request to effectuate the offering.
     (b) Each Selling Holder shall furnish to the Company such information regarding such Selling Holder and the distribution proposed by such Selling Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article VIII. The Company shall have the right to exclude from the registration any Selling Holder that does not comply with this Section 8.10.
     (c) At such time as an underwriting agreement with respect to a particular underwriting is entered into, the terms of any such underwriting agreement shall govern with respect to the matters set forth therein to the extent inconsistent with this Article VIII; provided, however, that the indemnification provisions of such underwriting agreement as they relate to the Selling Holders are customary for registrations of the type then proposed and provide for indemnification by such Selling Holders only with respect to written information furnished by such Selling Holders.
8.11 Rule 144 and Rule 145. Following a Public Offering, the Company shall use its best efforts to ensure that the conditions to the availability of Rule 144 and Rule 145 set forth in paragraph (c) of Rule 144 shall be satisfied. The Company agrees to use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after it has become subject to such reporting requirements. Upon the request of any Stockholder for so long as such information is a necessary element of such Person’s ability to avail itself of Rule 144 or Rule 145, the Company will deliver to such Person (i) a written statement as to whether it has complied with such requirements and (ii) a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Person may reasonably request in availing itself of any rule or regulation of the Commission allowing such Person to sell any such securities without registration.
8.12 Holdback Agreement. Each of the Company and each holder of Registrable Securities (whether or not such Registrable Securities are covered by a registration statement filed pursuant to Section 8.2 or 8.3 hereof) agrees, if requested (pursuant to a timely written notice) by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of any of the Registrable Securities, including a sale pursuant to Rule 144 (except as part of such underwritten offering), during the period beginning ten (10) days prior to, and ending one hundred twenty (120) days after, the closing date of the underwritten offering made pursuant to such registration statement. The foregoing provisions shall not apply to the Company or any other Person if such Person is prevented by applicable statute or regulation from entering into any such agreement; provided, however, that any such Person shall undertake not to effect any public sale or distribution of the class of securities covered by such registration statement (except as part of the underwritten offering) during such period unless it has provided sixty (60) days’ prior written notice of such sale or distribution to the managing underwriter.
8.13 Suspension of Sales. Each Selling Holder participating in a registration agrees that, upon receipt of notice from the Company pursuant to Section 8.7(f), such Selling Holder will discontinue disposition of its Registrable Securities pursuant to such registration statement until receipt of the copies of the supplemented or amended prospectus contemplated by Section 8.7(f), or until advised in writing by the Company that the use of the prospectus may be resumed, as the case may be, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities which are current at the time of the receipt of the notice of the event described in Section 8.7(f).
8.14 Third Party Registration Rights. Nothing in this Agreement shall be deemed to prevent the Company from providing registration rights to any other Person on such terms as the Board deems desirable in its sole discretion; provided, that, so long as (i) the Emdeon Parties collectively own at least 50% of the Units (as adjusted for stock splits, the formation of Newco contemplated by Section 7.4 and the like) owned by the Emdeon Members immediately following the Effective Date, such registration rights are approved by the Emdeon Members and (ii) the Purchaser Member Parties collectively own at least 50% of the Units (as adjusted for stock splits, the formation of Newco contemplated by Section 7.4 and the like) owned by the Purchaser Member immediately following the Effective Date, such registration rights are approved by the Purchaser Member.
ARTICLE IX
TRANSFERS OF INTERESTS
9.1 Restrictions on Transfer.
     (a) Except as provided in Sections 9.5, 9.6 and 9.7, no Member shall be entitled to Transfer all or any portion of its Interests directly or indirectly without the prior written consent of the Emdeon Members, in connection with Transfers by any Member other than an Emdeon Member, or the Purchaser Member, in connection with Transfers by any Member other than the Purchaser Member, except for Transfers (i) by any Emdeon Member to an Emdeon Permitted Transferee, and (ii) by the Purchaser Member to a Purchaser Member Permitted Transferee or pursuant to Section 9.8 of this Agreement. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member unless each Member consents in writing to such admission, which consent shall be granted or withheld in each Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall be null and void and of no force or effect whatsoever. In the event a Transfer of any Interests causes a termination of the Company for tax purposes under Section 708 of the Code, the transferring Member shall indemnify and hold harmless the other Members with respect to the net amount of any incremental tax costs resulting from such termination.
     (b) In addition to any other restrictions on Transfer herein contained, including, without limitation, the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause a termination of the Company for federal or state income tax purposes; (iii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership or to be classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code for federal income tax purposes; (iv) other than a Transfer pursuant to Section 9.6, if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of

ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (v) other than a Transfer pursuant to Section 9.6, if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulation or otherwise cause the Company to be subject to regulation under ERISA; (vi) other than a Transfer pursuant to Section 9.6, if such Transfer requires the registration of such Interests pursuant to any applicable federal or state securities laws; or (vii) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended.
     (c) The Purchaser hereby represents and warrants as of the Effective Date, for the benefit of the Company and the Emdeon Members, that Purchaser Corp. is a newly-formed entity formed solely to consummate the transactions contemplated by the Merger Agreement (including the debt financing contemplated thereby) and to enter into this Agreement, and has not engaged, and will not engage, in any other business other than the holding of Interests and all activities related to the exercise of rights and fulfillment of obligations arising under this Agreement and the Merger Agreement.
9.2 Notice of Transfer.
     Each Member shall, after complying with the provisions of this Agreement, but prior to any Transfer of Interests, give written notice to the Company of such proposed Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer. The Transferring Member shall be entitled to Transfer such Interests, on the terms set forth in the notice, within sixty (60) days of delivery of the notice.
9.3 Transferee Members.
     A Transferee of Interests pursuant to this Article IX (including an Emdeon Permitted Transferee or a Purchaser Member Permitted Transferee, as applicable) shall have the right to become a Member only if (i) the requirements of this Article IX, including Section 9.1 relating to consent of the Members, are met (except for Transfers to Emdeon Permitted Transferees or Purchaser Member Permitted Transferees, as applicable) and except for transfers made in compliance with Sections 9.5, 9.6, 9.7 and 9.8 hereto, which do not require written consent of the Members as provided therein) and this Section 9.3, (ii) such transferee executes an instrument reasonably satisfactory to the remaining Members agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such transferee represents that the Transfer was made in accordance with all applicable securities laws and regulations and (iv) the transferor or transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated. Unless agreed to in writing by all Members, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any Related Agreement. Written notice of the admission of a Member shall be sent promptly by the Transferor to each remaining Member and the Company. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by (a) one or more Emdeon Members (or a transferee of the type described in this clause (a)) to an Emdeon Permitted Transferee of all or substantially all of their Interests or (b) Purchaser Member (or a transferee of the type included in this clause (b)) to a Purchaser Member Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of the Emdeon Member, or the Purchaser Member, as applicable, under this Agreement.
9.4 No Transfers to Competitors.
     Notwithstanding anything to the contrary set forth in this Agreement, and so long as the Emdeon Parties continue to beneficially own at least (i) 50% of the Units beneficially held by the Emdeon Members as of the Effective Date or (ii) 5% of the outstanding Units, and the Emdeon Members or their Affiliates continue to operate the Parent Business or the WebMD Business, as applicable, then, other than (a) Transfers made with the consent of a majority of the Emdeon Members or the Purchaser Members, as applicable (depending on the party seeking to make a Transfer) or (b) Transfers pursuant to Section 9.6, no Member may Transfer any Interests (or portions thereof) to any Person (or to any Affiliate thereof) who directly or indirectly competes with the conduct of (A) the EBS Business (B) the Parent Business or (C) the WebMD Business, including any successors of the EBS Business, the Parent Business or the WebMD Business, as applicable, so long as the competitive business as conducted by that successor would have constituted at least 25% of the successor’s revenue on a pro forma basis in the prior fiscal year; provided, however, that notwithstanding the foregoing, any Emdeon Member may Transfer its Interests (or any portion thereof) to any Emdeon Permitted Transferee that competes with the conduct of the Parent Business or the WebMD Business (or to any Affiliate thereof). The Persons who are deemed to directly or indirectly compete under clause (A), (B) or (C) of this Section 9.4 as of the Effective Date are listed on Exhibit D hereto. Emdeon shall update Exhibit D from time to time to reflect the then-current list of Persons deemed to directly or indirectly compete under such clauses, and the Purchaser Member Parties may rely on such updated list for purposes of this Agreement.
9.5 Right of First Offer.
     (a) Prior to the Transfer for value of any Interests in the Company by a Purchaser Member Party or a Member (other than an Emdeon Party) who has acquired its interests from a Purchaser Member Party and holds Units equal to at least 5% of the outstanding Units (other than to a Purchaser Member Permitted Transferee) (for purposes of this paragraph (a) and paragraph (b) below, a “Proposed Transfer”), such Member(s) (the “Purchaser Selling Members”) shall give a notice in writing (the “Transfer Notice”) to the Company and the Emdeon Parties setting forth the desire to Transfer, which notice shall include the price and other material terms that the Purchaser Selling Members would be willing to accept. Each such notice shall constitute a binding commitment by the applicable Member to sell the Interest referred to therein as provided in this Section 9.5.
     (b) Upon receipt of such Transfer Notice, the Company (acting for purposes of this Section 9.5 upon the decision of the disinterested Directors) will have an option to purchase, in the aggregate, all (but not part) of the Interest described in the Transfer Notice at the price specified in the Transfer Notice. If the Company desires to exercise the option set forth in the preceding sentence, it shall deliver a notice (an “Election Notice”) to the Purchaser Selling Members and the Emdeon Parties within ten (10) days of receipt of the Transfer Notice (the “Election Period”). If the Company does not deliver an Election Notice to the Purchaser Selling Members and the Emdeon Parties within the Election Period, then the Emdeon Parties will have the option to deliver an Election Notice to the Purchaser Selling Members within twenty (20) days after the expiration of the Election Period. Subject to the restrictions contained in Section 9.1(b) and 9.4, the Emdeon Parties may assign the right to exercise all or part of the option to purchase Interest described in a particular Transfer Notice to one or more of its Affiliates or other

Persons, in which case (i) the Emdeon Parties shall specify the Persons exercising such option and the amount of Interests to be acquired by each such assignee not less than ten (10) days before the consummation of the Proposed Transfer (provided that, in any event, all Interests specified in the relevant Transfer Notice shall be purchased) and (ii) references to the Emdeon Parties in this Section 9.5 shall be deemed to refer to such assignees as appropriate to reflect such assignment.
     (c) Prior to the Transfer for value of any Interests in the Company by an Emdeon Party or a Member (other than a Purchaser Member Party) who has acquired its interests from an Emdeon Party and holds Units equal to at least 5% of the outstanding Units (other than to an Emdeon Permitted Transferee) (for purposes of this paragraph (c) and paragraph (d) below, a “Proposed Transfer”), such Member (the “Emdeon Selling Members”) shall give a Transfer Notice to the Company and the Purchaser Member Parties setting forth the desire to Transfer, which notice shall include the price and other material terms and conditions the Emdeon Selling Members would be willing to accept. Each such notice shall constitute a binding commitment by the applicable Member to sell the Interest referred to therein as provided in this Section 9.5.
     (d) Upon receipt of such Transfer Notice, the Company (acting for purposes of this Section 9.5 upon the decision of the disinterested Directors) will have an option to purchase, in the aggregate, all (but not part) of the Interest described in the Transfer Notice in each case at the price specified in the Transfer Notice. If the Company desires to exercise the option set forth in the preceding sentence, it shall deliver an Election Notice to the Emdeon Selling Members and the Purchaser Member Parties within the Election Period. If the Company does not deliver an Election Notice before the end of the Election Period, then the Purchaser Member Parties shall have the option to deliver an Election Notice to the Emdeon Selling Members within twenty (20) days after the expiration of the Election Period. Subject to the restrictions contained in Section 9.1(b) and 9.4, the Purchaser Member Parties may assign the right to exercise all or part of the option to purchase Interests described in a particular Transfer Notice to one or more of its Affiliates or other Persons, in which case (i) the Purchaser Member Parties shall specify the Persons exercising such option not less than ten (10) days before the consummation of the Proposed Transfer (provided that, in any event, all Interests specified in the relevant Transfer Notice shall be purchased) and (ii) references to the Purchaser Member Parties in this Section 9.5 shall be deemed to refer to such assignees as appropriate to reflect such assignment.
     (e) If the Company, the Emdeon Parties or the Purchaser Member Parties deliver an Election Notice, then such Members shall be obligated to purchase, and the applicable Member(s) shall be obligated to sell, the Interests described in such Transfer Notice at the cash price and on the other terms indicated in the notice, except that the closing of such purchase and sale shall be held on the tenth business day after the expiration of the Election Period at 9:00 a.m., local time, at the principal executive office of the Company, or at such other time and place as the parties to such purchase and sale may mutually agree.
     (f) If a Member that is subject to the transfer restrictions of Section 9.5(a) or (c) has complied with the provisions of this Section 9.5 and no Election Notice is delivered pursuant thereto, such Member may, subject to the provisions of the last sentence of Section 9.1(a) and Section 9.1(b) hereof and compliance with the provisions of Section 9.6 or Section 9.7 hereof, Transfer the Interests described in the Transfer Notice, but only for consideration consisting solely of cash and/or Marketable Securities and on terms and conditions that are no more favorable in any material respect to the purchaser than those specified in such Transfer Notice; provided, that (i) the restrictions set forth in Section 9.4 (in the case of a Transfer under Section 9.7) and the procedures of Section 9.6 or Section 9.7, as applicable, are met, (ii) the acquiring

Person in such Transfer is not an Affiliate of the transferring Member, including, for purposes of the restriction in this Section 9.5(f)(ii), any portfolio company (A) controlled by the Purchaser Member Party or its Affiliates or (B) of which the Purchaser Member Party or its Affiliates beneficially own more than 10% of the Equity Securities, (iii) to the extent the transferring Member will receive Marketable Securities in the transaction, such Marketable Securities are of an issuer having a public market capitalization of at least $300 million, exclusive of the value of any such securities held by Affiliates of that issuer, and (iv) the closing of such Transfer takes place within sixty (60) business days following the termination of the Election Period. In addition, subject to the limitations contained in Section 8.2(a), in connection with any such Transfer, the transferring Member may assign the right to effect Demands and participate in piggyback registrations pursuant to Article VIII hereof. Any election by the Company or a Member not to exercise its rights under this Section 9.5 in any particular instance, shall not constitute a waiver of any rights it may otherwise have under this Agreement in connection with any other proposed Transfer of Interests. For purposes of this Agreement, “Marketable Securities” means any securities that are freely tradeable by the holder thereof on one or more established public markets, including, but not limited to, any securities (A) which are listed or traded on a United States national securities exchange or the NASDAQ Stock Market or (B) quoted on an established quotation system within or outside the United States that supports sufficient trading activity and volume to allow for the orderly disposition of such securities by the holders thereof.
     (g) At any closing held pursuant to this Section 9.5:
(i)	The purchase price for the purchase for the relevant securities shall be paid in cash (by wire transfer of immediately available funds to an account that is specified in writing by the recipients thereof at least three (3) business days prior to the date of such closing) or by certified or official bank check.

(ii)	The relevant Members shall deliver all certificates, if any, which represent the Units to be sold at such closing, duly endorsed for transfer with signatures guaranteed, to the purchasers thereof and shall authorize the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer to such purchasers of the shares of Capital Stock to be sold, including any shares of Capital Stock not evidenced by certificates.

(iii)	The relevant Members shall take all actions the purchasers shall reasonably request as necessary to vest in the applicable purchasers all Interest being sold, whether in certificated or uncertificated form, free and clear of all Encumbrances of any kind.
     (h) The restrictions on Transfer pursuant to this Section 9.5 shall expire upon the occurrence of a Qualified IPO, and a sale pursuant to a Qualified IPO shall not be subject to this Section 9.5.
9.6 Drag Along Events.
     (a) At any time from and after the second (2nd) anniversary of the Effective Date:

(i)	the Emdeon Members may (A) cause a sale of the Company (by merger, sale of Interests or otherwise) as long as (x) the Company and the Purchaser Member are first provided the right to acquire the Emdeon Members’ Interest pursuant to Section 9.5 hereof and (y) the aggregate sale price in any such sale of the Company exceeds the greater of (I) the aggregate sale price implied in the Company’s or the Purchaser Member’s offer to the Emdeon Members (if any) pursuant to Section 9.5 and (II) the aggregate sales price implied by the Purchaser Valuation Floor, (B) cause a Refinancing or Recapitalization Transaction by the Company and a pro rata distribution to the Members or a redemption of Units by the Company, provided, that, the Company’s Leverage Ratio after giving effect to the incurrence of the Indebtedness incurred to fund any such Refinancing or Recapitalization Transaction does not exceed the Closing Leverage Ratio, further provided, that the aggregate net proceeds to be distributed to each Member following any such Refinancing or Recapitalization Transaction are not less than an amount equal to 30% of said Member’s Contributed Equity; and
(ii)	the Purchaser Member may (A) cause a sale of the Company (by merger, sale of Interests or otherwise) as long as (x) the Company and the Emdeon Members are first provided the right to acquire the Purchaser Member’s Interest pursuant to Section 9.5 hereof and (y) the aggregate sale price in any such sale of the Company exceeds the greater of (I) the aggregate sale price implied in the offer (if any) made by the Company or the Emdeon Members to the Purchaser Member and (II) the aggregate sales price implied by the Emdeon Valuation Floor, (B) cause a Refinancing or Recapitalization Transaction by the Company and a pro rata distribution to the Members or a redemption of Units by the Company as long as the Company’s Leverage Ratio after giving effect to the incurrence of the Indebtedness incurred to fund any such Refinancing or Recapitalization Transaction does not exceed the Closing Leverage Ratio, further provided, that the aggregate net proceeds to be distributed to each Member following any such Refinancing or Recapitalization Transaction are not less than an amount equal to 30% of said Member’s Contributed Equity
(the transactions in clauses (i) and (ii) of this Section 9.6(a) above referred to as the “Drag Along Events”). The Initiating Member shall notify the Emdeon Members or the Purchaser Member, as the case may be, in advance of submitting a Drag-Along Notice in order to determine the Emdeon Valuation Floor or Purchaser Valuation Floor, respectively, for purposes of satisfaction of the conditions in (i)(A)(y) and (ii)(A)(y). Following receipt of such notification, the Emdeon Members or the Purchaser Member shall determine such amount within ten (10) days and submit it to the Initiating Member in writing reasonably setting out the calculation and any relevant assumptions. If the Initiating Member disputes such calculation, the parties shall use good faith efforts to resolve any such dispute. If they are unable to resolve all such disputes within fifteen (15) days following submission to the Initiating Member, they shall submit such dispute to Deloitte & Touche LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Company, Emdeon Member and Purchaser, to another independent accounting firm of international reputation mutually acceptable to Emdeon Member and the Purchaser Member) (either Deloitte & Touche LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, as soon as practicable after such submission, determine and report to the Emdeon Member and the Purchaser Member upon such remaining disputed items, and such report shall be final and binding. The Independent Accounting Firm shall address only those items in dispute. Following the third (3rd) anniversary of the Effective Date the conditions in (i)(A)(y) and (ii)(A)(y) shall only include clause (I) of such condition.
     (b) Each Member shall fully cooperate, cause the Company and its officers to fully cooperate (including by participating in management presentations or “road shows”) and cause its designees to the Board to consent to and approve any transaction or agreement approved by the Member initiating a Drag Along Event (the “Initiating Member”) that is reasonably required in order to effectuate any such Drag Along Event. In connection with any such Drag Along Event, the Members shall, if requested by the Initiating Member, be required to (x) waive any dissenters’ rights, appraisal rights or similar rights which such Member may have in connection therewith, (y) provide representations and indemnities with respect to ownership of their Interests in the Company free and clear of all liens and their respective power and authority to enter into and consummate the transaction and (z) provide other representations, warranties and indemnities (and, if necessary, to contribute sale or recapitalization proceeds to an escrow account to secure any such indemnification claims) on a several and pro rata basis with all other Members; provided, however, that the non-Initiating Members will not be required to make representations, warranties or indemnifications, other than with respect to their Interests, or to enter into non-competition or similar agreements or take on any other recourse, indemnification obligations or liability, other than with respect to a proportionate holdback, escrow or similar arrangement.
     (c) The Initiating Member’s rights under this Section 9.6 shall be exercisable by written notice (a “Drag-Along Notice”) given by the Initiating Member to the Company and each other Member which shall (i) state that all of the Initiating Member’s Units are to be sold, (ii) state the proposed purchase price per Unit and all other material terms and conditions of such sale (including the identity of the purchaser) and (iii) be accompanied by the written transfer agreement between such Initiating Member and such purchaser. In determining the proposed purchase price per Unit referred to in the foregoing clause (ii), there shall be taken into account any other consideration to be received, directly or indirectly, by the Initiating Member or its Affiliates in connection with or relating to the proposed sale transaction. Upon receipt of a Drag-Along Notice, each other Member shall be obligated to sell all of its Units in the case of a sale or redemption (and the corresponding portion of its Interest) for a purchase price equal to the purchase price per Unit described in the Drag-Along Notice, and upon substantially the same other terms and conditions of such transaction (and otherwise take all reasonably necessary actions to cause consummation of the proposed transaction, including voting such Interest in favor of such transaction (if applicable) and becoming a party to the transfer agreement); and provided further, the proceeds shall be distributed among the Members in accordance with Section 12.3(b).
     (d) The obligations of the Members to sell their Units pursuant to this Section 9.6 are subject to the satisfaction of the following conditions:
(i)	each of the Members will receive the same proportion (on a pre-tax basis) of the aggregate consideration from such required sale that such Member would have received if such aggregate consideration had been distributed by the Company to the Members in a dissolution of the Company pursuant to Section 12.3(b); and

(ii)	any expenses incurred by the Members in connection with such transaction will be borne by the Members pro rata based upon their Units being sold.
     (e) The restrictions on Transfer pursuant to this Section 9.6 shall expire upon the occurrence of a Qualified IPO, and a sale pursuant to a Qualified IPO shall not be subject to this Section 9.6.
     (f) At the Purchaser’s election, in connection with any Drag Along Event, the ultimate owners of Purchaser Corp. shall be entitled to sell all of the equity of Purchaser Corp. (and/or the equity of any direct or indirect corporate parent of such Purchaser Corp. whose only asset is the ownership of Purchaser Corp. and is subject to the same restrictions on its business or incurrence of liabilities as Purchaser Corp.) in such transaction in lieu of the Purchaser Member Parties selling all of its Units in such transaction, or where Purchaser Corp. owns Units immediately prior to such transaction, in lieu of Purchaser Corp. selling its Units in such transaction. Any such sale of the equity of Purchaser Corp. in connection with any Drag Along Event shall be at a price equal to the per-Unit price applicable to the other Members or entities in such transaction multiplied by the number of Units owned by Purchaser Corp.
9.7 Tag-Along Right.
     (a) In connection with any Transfer of Interests by an Emdeon Party or a Member (other than a Purchaser Member Party) who has acquired its Interests from an Emdeon Party and holds Units equal to at least 5% of the outstanding Units to one or more Persons that are not Emdeon Permitted Transferee(s), on the one hand, or by a Purchaser Member Party or a Member (other than an Emdeon Party) who has acquired its interests from a Purchaser Member Party and holds Units equal to at least 5% of the outstanding Units to one or more Persons that are not Purchaser Member Permitted Transferee(s), on the other hand (in either case, a “Tag-Along Seller”), (a “Tag-Along Sale Transaction”), each other such Member (an “Other Member”) shall have the right to sell a pro rata portion of their Units (based on the proportion that the portion of the Tag-Along Seller’s Units proposed to be transferred bear to the Tag-Along Seller’s total Units) to such third party for the same price per Unit and on the same other terms and conditions as are applicable to the Tag-Along Seller, including, without limitation, that any such other Member will be required to make the same representations, warranties or indemnifications (and, if necessary, to contribute proceeds to an escrow account to secure any such indemnification claims) on a several and pro rata basis with all other participating Members with respect to its Interests, and to take on any other recourse or liability, as applicable to the Tag-Along Seller in connection with such Tag-Along Sale Transaction (a “Tag-Along Right”); provided, however, that the Other Member will not be required to make representations, warranties or indemnifications with respect to any Purchaser Corp., or to enter into non-competition or similar agreements or take on any other recourse, indemnification obligations or liability, other than with respect to a proportionate holdback, escrow or similar arrangement.
     (b) If the Tag-Along Seller wishes to complete a Tag-Along Sale Transaction, the Tag-Along Seller will send a notice to the Other Members (a “Sale Notice”), which Sale Notice shall describe in reasonable detail the proposed Tag-Along Sale Transaction, including, without limitation, the price and material terms thereof. In determining the price for purposes of the foregoing sentence, there shall be taken into account any other consideration to be received, directly or indirectly, by the Tag-Along Seller or its Affiliates in connection with or relating to the Tag-Along Sale Transaction. Each Other Member receiving the Sale Notice will have the right to exercise its Tag-Along Right by written notice (a “Tag-Along Notice”) given by the

Other Member to the Tag-Along Seller which shall state the portion of such Member’s Units to be sold. An Other Member must elect to exercise its Tag-Along Right under this Section 9.7(b) by delivering a Tag-Along Notice to the Tag-Along Seller in writing within ten (10) business days of the receipt of a Sale Notice. Upon receipt of a Tag-Along Notice, each such Other Member shall be irrevocably obligated to Transfer a pro rata portion of its Units (and the corresponding portion of its Interest) for a purchase price equal to the purchase price per Unit described in the Sale Notice, and upon the other terms and conditions of such transaction (and otherwise take all reasonably necessary action to cause consummation of the proposed transaction and becoming a party to the transfer agreement).
     (c) If any Other Member elects not to exercise or fails to exercise its Tag-Along Right within ten (10) business days of receipt of the Sale Notice, the Tag-Along Seller may, within 90 days after delivery of the Sale Notice to the Other Members, consummate the Tag-Along Sale Transaction on the terms and conditions described in the Sale Notice and without selling any portion of the Interests held by any Other Member so electing not to or failing to exercise its Tag-Along Right. If the terms and conditions of the Tag-Along Sale Transaction are revised to be more favorable to the Tag-Along Seller than those described in the Sale Notice, the proposed Tag-Along Sale Transaction to be conducted will be considered a separate Tag-Along Sale Transaction and shall be subject to the Tag-Along Right and shall require compliance by the Tag-Along Seller with the procedure described in this Section 9.7.
     (d) The restrictions on Transfer pursuant to this Section 9.7 shall expire upon the occurrence of a Qualified IPO, and a sale pursuant to a Qualified IPO shall not be subject to this Section 9.7.
     (e) At the Purchaser’s election, in connection with any Tag-Along Sale Transaction, the ultimate owners of Purchaser Corp. shall be entitled to sell equity interests of Purchaser Corp. (and/or the equity of any direct or indirect corporate parent of Purchaser Corp. whose only asset is the ownership of Purchaser Corp. and is subject to the same restrictions on its business or incurrence of liabilities as Purchaser Corp.) in such transaction in lieu of, or in combination with, Purchaser selling Units in such transaction. Any such sale of the equity of Purchaser Corp. in connection with any Tag-Along Sale Transaction shall be at a price equal to the per-Unit price applicable to the other Members or entities in such transaction multiplied by the number of Units owned and to be transferred by Purchaser Corp. If Purchaser elects to sell the interests of Purchaser Corp. in any Tag-Along Transaction, none of the other Members (including any Tag-Along Seller) shall be required to make any representations and warranties, or provide any indemnification with respect to, Purchaser Corp. or any liabilities, transactions or other circumstances arising solely out of or relating to Purchaser Corp.
9.8 Transfers Upon Liquidation of the Financial Investor. Notwithstanding anything to the contrary in this Article IX, the Purchaser Member may Transfer all, but not less than all, of its Interest to its members, limited partners or other equity owners (“Purchaser Equity Owners”) in connection with the distribution of the assets or the Equity Securities of the Purchaser Member upon the final termination or liquidation of the Purchaser Member under applicable law, subject to the restrictions contained in Section 9.1(b) and Section 9.4. The Interest so Transferred and distributed shall be subject to (i) restrictions on any further Transfers by the Purchaser Equity Owners to any other Person other than an Affiliate (subject to the restrictions contained in Section 9.4) and (ii) a “drag-along” right in favor of the Emdeon Members giving them the right to cause all such Purchaser Equity Owners to Transfer all of the Interest held by them in connection with any Transfer of the Emdeon Member’s Interest to any Person in accordance with this Agreement. The terms and conditions of the restrictions on transfer and drag-along rights referred to in this

Section 9.8 shall be in writing and (A) shall be of the type customary and appropriate (1) in application to a limited liability company having a substantial number of minority interest holders and (2) to afford the Emdeon Members with the rights and protections associated with a drag-along right that would not impair the Emdeon Member’s ability to affect a transaction involving a sale of the Interests by causing all such minority interest holders to participate, and sell their interests in, that transaction, (B) such terms and conditions shall be otherwise satisfactory to the Emdeon Members in their sole discretion prior to the effectiveness of any Transfer or Distribution of a Purchaser Member’s Interest to the Purchaser Equity Owners, and (C) this Agreement shall be amended as necessary or desirable in connection therewith.
9.9 Preemptive Rights.
     (a) The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any Units or other Equity Securities of the Company to any Person (collectively, the “Preemptive Securities”) unless, in each case, the Company shall have first offered to sell to each holder of Interests (each a “Preemptive Holder”) such Preemptive Holder’s Preemptive Share of the Preemptive Securities, at a price and on such other terms as shall have been specified by the Company in writing delivered to each such Preemptive Holder (the “Preemptive Offer”), which Preemptive Offer shall by its terms remain open and irrevocable for a period of at least thirty (30) calendar days from the date it is delivered by the Company (the “Preemptive Offer Period”). Each Preemptive Holder may elect to purchase all or any portion of such Preemptive Holder’s Preemptive Share of the Preemptive Securities as specified in the Preemptive Offer at the price and upon the terms specified therein by delivering written notice of such election to the Company as soon as practical but in any event within the Preemptive Offer Period; provided that if the Company is issuing Equity Securities together as a unit with any debt securities or other Equity Securities, then any Preemptive Holder who elects to purchase the Preemptive Securities pursuant to this Section 9.9 must purchase the same proportionate mix of all of such securities; provided further that if the Company is issuing securities that would entitle the holder thereof to vote, then a Preemptive Holder may elect not to have any voting rights with respect to such securities, and if such election is made, such Preemptive Holder shall not have any voting rights with respect to such securities.
     (b) Each Preemptive Holder’s “Preemptive Share” of Preemptive Securities shall be determined as follows: the total number of Preemptive Securities, multiplied by a fraction, (i) the numerator of which is the number of Units then held, directly or indirectly, by such Preemptive Holder, and (ii) the denominator of which is the number of Units then held by all Preemptive Holders (including such Preemptive Holder).
     (c) Upon the expiration of the Preemptive Offer Period, the Company shall offer to sell to the Preemptive Holders that have elected to purchase all of their Preemptive Share of the Preemptive Securities any Preemptive Securities that have not otherwise been acquired by the Preemptive Holders, at the same price and on the same terms as those specified in the Preemptive Offer, and such Preemptive Holders shall have the right to acquire all or any portion of such Preemptive Securities within thirty (30) calendar days following the expiration of the Preemptive Offer Period (such period, the “Preemptive Reoffer Period”).
     (d) Upon the expiration of the Preemptive Offer Period or the Preemptive Reoffer Period, as applicable, the Company shall be entitled to sell such Preemptive Securities which the Preemptive Holders have not elected to purchase for a period ending on the later to occur of (i) one hundred twenty (120) calendar days following the expiration of the Preemptive Offer Period or the Preemptive Reoffer Period, as applicable, or (ii) if a definitive agreement to Transfer the

Preemptive Securities is entered into by the Company within such one hundred twenty (120) calendar day period, the date on which all applicable approvals and consents of Governmental Entities and other Persons with respect to such proposed Transfer have been obtained and any applicable waiting periods under Law have expired or been terminated, in each case on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Preemptive Holders. Each of the Company and the Members hereby agrees to use its commercially reasonable efforts to promptly obtain, or to assist the Company or any other Member in promptly obtaining, all of the foregoing approvals and consents and to take such other actions as may be reasonably requested by the Company or any other Member in connection with such Transfer. Any Preemptive Securities to be sold by the Company following the expiration of such period must be reoffered to the Preemptive Holders pursuant to the terms of this Section 9.9 or if any such agreement to Transfer is terminated.
     (e) The provisions of this Section 9.9 shall not apply to the following issuances of Equity Securities:
(i)	Profits Interests issued pursuant to a Management Incentive Plan;

(ii)	securities issued by the Company in connection with a Public Offering;

(iii)	securities issued as consideration in acquisitions or commercial borrowings that are not primarily equity or equity-linked financings; and

(iv)	a subdivision of Units or Interests, any combination of Units or Interests (including any reverse Unit or Interest split) or any recapitalization, reorganization, reclassification or conversion of the Company or any of its Subsidiaries.
     (f) The preemptive rights granted in this Section 9.9 shall terminate upon the consummation of a Qualified IPO, and a sale pursuant to a Qualified IPO shall not be subject to this Section 9.9.
9.10 Emdeon Change of Control.
     In the event of the completion or consummation of an Emdeon Change of Control, the Emdeon Members shall provide written notice thereof to the Purchaser. From and after an election by the Purchaser Member made within sixty (60) days following the later of (i) the date the Purchaser Member becomes aware of the consummation of an Emdeon Change of Control and (ii) its receipt of notice from Emdeon of the consummation of an Emdeon Change of Control, notwithstanding the limitations based on the passage of time in Section 8.2(b) or Section 9.6(a), the Purchaser Member may initiate a Liquidity Event (subject to the other conditions of such Liquidity Event not based on the passage of time) on the terms provided in Article VIII or Section 9.6.
9.11 Legend.
     Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN

REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.
THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF EBS MASTER LLC DATED AS OF NOVEMBER 16, 2006, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”
ARTICLE X
CERTAIN COVENANTS
10.1 Proprietary Information.
     Except to the extent disclosure is required by law or by legal process or formal demand of a Governmental Entity, the Members shall not use or disclose to any Person any trade secrets, technical information, processes, know-how, financial or business data or other proprietary information relating to or in the possession of the Company or any Member (collectively, “Proprietary Information”) for any purpose which does not relate to the Company and its efforts to engage in the Business; provided, however, that nothing contained in this Section shall prohibit any Member from disclosing Proprietary Information in the context of a proposed sale of its Interest in the Company to a Person who has first signed and delivered to the Company a confidentiality agreement in a form reasonably acceptable to the Company.
10.2 Non-Solicitation.
     Until the fourth anniversary of the Effective Date, the Purchaser Member, GA LLC and their respective Subsidiaries shall not, and shall cause each Person controlled by them (other than any portfolio company of GA LLC and its Affiliates) not to, (i) employ any person who is a salaried employee of the Company or its Subsidiaries, (ii) directly or indirectly, solicit or recruit any employee of the Company or its Subsidiaries to leave his or her employment in order to accept employment with the Purchaser Member or any Person controlled by the Purchaser Member; provided, that nothing contained in this Section 10.2 shall prohibit (x) the Purchaser Member or any Person controlled by the Purchaser Member from hiring any Person described in this Section 10.2 in the event that such Person shall have responded to a general solicitation for employment not otherwise aimed at the employees of the Company or its Subsidiaries or (y) hiring any former employee of the Company or any of its Subsidiaries whose employment was terminated by such entity at least six (6) months prior to the date upon which such employee is hired. Until the fourth anniversary of the Effective Date, GA LLC shall not, and shall cause its Affiliates not to, knowingly direct, encourage or participate in the conduct by any of their respective portfolio companies in any of the activities prohibited by this Section 10.2.

ARTICLE XI
ACCOUNTING
11.1 Books of Account; Information Rights.
     (a) Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.
     (b) Information Rights. The Company shall deliver to each Member the following:
(i)	As soon as available but in any event not later than twenty (20) days after the end of each quarterly accounting period, the unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of each such period, the related unaudited consolidated statements of operations, stockholders’ or members’ equity and cash flows of the Company and its Subsidiaries, if any, for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer or equivalent (and Chief Accounting Officer if such a Chief Accounting Officer is appointed).

(ii)	As soon as available, but in any event no later than forty-five (45) days after the end of each fiscal year of the Company, (A) a copy of the audited consolidated balance sheets of the Company and its Subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of operations, stockholders’ or members’ equity and cash flows of the Company and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by the Company’s Auditors and (B) a copy of the report, opinion or certification of the Company’s Auditors with respect to (1) the Company’s financial statements for such fiscal year and (2) to the extent required for Parent to comply with its reporting or other obligations under the Exchange Act or Section 404 of the United States Sarbanes-Oxley Act of 2002 (as amended, “Section 404”), a copy of any opinion or certification as would be required for compliance with such obligations, together with any consents or authorizations necessary to permit the Company to file or furnish such reports, opinions or certifications in connection with its Exchange Act reporting obligations. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer or equivalent (and Chief Accounting Officer if such a Chief Accounting Officer is appointed).

(iii)	As soon as available but in any event not later than twenty (20) days after the end of each quarterly accounting period, (A) explanations for any significant movements from the prior quarter in each of the unaudited consolidated balance sheets and statements of income, stockholders’ or members’ equity and cash flows in conjunction with Section 11.1(b)(i) above, and (B) operating metrics relevant to the Company’s businesses and used by the Company’s management for decision making purposes.

(iv)	As soon as available but in any event not later than twenty (20) days after the end of each monthly accounting period, a copy of the unaudited monthly management report, which shall include the unaudited consolidated balance sheet and income statement of the Company and its Subsidiaries, if any, after the end of such month. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis.

(v)	As soon as practicable following Board approval, a copy of the annual strategic plan and budget of the Company.

(vi)	With reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Member.

(vii)	The Company will (and will cause its Subsidiaries to) give (x) each of the Members, and their respective employees and contract personnel primarily engaged by such Member and (y) with the reasonable advance notice to, and the reasonable consent of, the Company (such consent not to be reasonably withheld, conditioned or delayed), the Members’ respective outside accountants, auditors, legal counsel and other authorized representatives and agents, (i) full access during reasonable business hours to the properties, assets, books, contracts, commitments, reports and records of the Company and its Subsidiaries, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company and its Subsidiaries and copies of any work papers relating thereto as the Members shall from time to time reasonably request; and (ii) reasonable access during reasonable business hours to the Company, its Subsidiaries and their respective employees as may be necessary or useful to the Members in their reasonable judgment in connection with their review of the properties, assets and business of the Company and its Subsidiaries and the above-mentioned documents, records and information. Without limiting the generality of the foregoing, the Company will (and will cause its Subsidiaries to) provide the Emdeon Members and their accountants and both internal and external auditors with access to such information and individuals as is reasonably necessary to conduct a review of the Company and its Subsidiaries (x) within three months following the Closing Date, (y) twice annually thereafter, and (z) as reasonably necessary to confirm that any material weakness, significant deficiency, internal control failure or system fault identified in a notice delivered or required to be delivered pursuant to Section 11.1(f) hereof has been remedied.
     (c) Internal Controls over Financial Reporting. The Company shall use its reasonable efforts to establish and maintain a system of internal controls over financial reporting as would be required to comply, or to permit the Emdeon Members or their Affiliates to comply, with Section 404 and any similar Law, in each case, with respect to the Company and its Subsidiaries. If the Company identifies a significant deficiency or material weakness as defined under Section 404 or its auditors identify a material internal control failure or system fault in accounting or record-keeping, the Company shall (i) give the Emdeon Members and the Purchaser Member prompt written notice thereof specifying in reasonable detail the material weakness, significant deficiency, internal control failure or system fault and (ii) if not corrected, shall use its good faith efforts to correct such material weakness, significant deficiency, internal control failure or system fault as expeditiously as possible. To the extent necessary for Parent’s compliance with its reporting or other obligations under the Exchange Act or Section 404, the Company shall prepare, or cause to be prepared, and shall cause its Auditors to prepare, all certifications, reports or opinions that may be required under Section 404 to the same extent that the Company would otherwise be required to prepare, file or furnish such documents were it subject to the provisions of Section 404 as a publicly reporting company.
     (d) Compliance Officer. The Company and the Emdeon Members will mutually agree on the appointment of certain personnel in the legal and finance departments of the Company (the “Compliance Officers”). Among other duties, the Compliance Officers shall provide assistance to the Emdeon Members and their affiliates in relation to the Emdeon Members and their affiliates’ compliance with applicable Law (including, without limitation, United States securities laws), and Nasdaq and stock exchange rules and requirements, in each case, with respect to the Company. The Company shall not remove any Compliance Officer without the Emdeon Members’ written consent (such consent not to be unreasonably conditioned, withheld or delayed), and shall promptly remove any Compliance Officer upon the Emdeon Members’ written request. Any vacancy created by the removal, resignation, retirement, death or incapacity of any Compliance Officer shall be filled promptly by the Company with a replacement mutually agreed upon by the Emdeon Members and the Company.
     (e) Credit Facility Reports. The Company shall also furnish to each of the Members a copy of any periodic reports required to be provided by the Company pursuant to the Credit Facilities.
11.2 Fiscal Year.
     The Fiscal Year of the Company shall be the twelve-month period commencing on the first day of January and ending on the 31st day of December until changed by a resolution adopted by the Board.
11.3 Tax Returns; Information.
     (a) The Tax Matters Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. As soon as practicable (but in no event more than 180 days) after the end of each Fiscal Year, the Tax Matters Member shall prepare and submit to the Board for its review and approval the Company’s tax returns. The Tax Matters Member shall furnish to each Member a copy of each approved return, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs.
     (b) As soon as practicable following the Effective Date, the Tax Matters Member will provide the Company and the Purchaser Member with a schedule of the adjusted tax bases of the Company’s assets as of the Effective Date and its calculations of the Purchaser’s Section 754 adjustments resulting from its acquisition of Units as a result of the Merger, together with such supporting workpapers and information reasonable requested by Purchaser and its designated representatives to assist their review of the provided information. The parties agree that such calculations shall be consistent with the methodology previously reviewed and approved in principle by the parties and their advisors. The Purchaser Member and the Tax Matters Member shall endeavor in good faith to resolve any dispute regarding the foregoing within 30 days after receipt of the information by the Purchaser Member. If they are unable to do so, then the Tax Matters Member and the Purchaser Member shall submit the items in dispute for resolution to Deloitte & Touche LLP (or, if such firm declines or is unable to act, or is not, at the time of such submission, independent of the Purchaser Member, the Company, and Parent, then to another independent accounting firm of international reputation mutually acceptable to Parent and the Purchaser Member), which shall be instructed to use the methodology referred to above and, within 30 days after such submission, determine and report to the Purchaser Member and the Tax Matters Partner its resolution of such disputed items. The report of such firm shall be final and binding upon the parties hereto.
11.4 Tax Matters Member.
     (a) Holdco 1 is specially authorized and appointed to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law. The Tax Matters Member shall keep the Board fully informed of its actions and shall regularly seek its consent to significant decisions and determinations that may be made by it under Sections 6221 through 6224 of the Code. In that connection, the Tax Matters Member shall promptly forward to the Board copies of all significant written communications it may send or receive in such capacity. The Tax Matters Member shall be prohibited from entering into any settlement or arrangement on behalf of the Company with respect to any federal, state or local tax authorities without the express written approval of the Board , which approval shall not be unreasonably withheld. The Tax Matters Member may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Tax Matters Member.
     (b) Notwithstanding anything herein to the contrary, the parties acknowledge the rights and obligations contained in Article VII of the Merger Agreement relating to taxes of the EBS entities for periods or portions thereof ending on or before the Effective Date, which are incorporated herein by reference.
11.5 Withholding Tax Payments and Obligations.
     If withholding taxes are paid or required to be paid in respect of payments made to or by the Company, such payments or obligations shall be treated as follows:
     (a) If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement but subject to Section 11.5(d), each Member shall be treated as having received a distribution pursuant to Section 5.1 equal to the portion of the withholding tax allocable to such Member, as determined by the Board in its discretion
     (b) The Company is authorized to withhold from any payment made to, or any distributive share of, a Member any taxes required by law to be withheld.

     (c) Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.
     (d) Any taxes withheld pursuant to Sections 11.5(a) or (b) shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the Prime Rate in effect from time to time, compounded annually. The Board may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.
     (e) If the Company is required by law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including, without limitation, federal withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Member shall indemnify and contribute to the Company in full for the entire amount of taxes paid (plus interest, penalties and related expenses if the failure of the Company to make such payment is due to the fault of the Member) (which payment shall not be deemed a Capital Contribution for purposes of this Agreement). The Board may offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 11.5.
     (f) If the Company, the Board or any of their respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the Board in its discretion, consultants or agents, becomes liable as a result of a failure to withhold and remit taxes in respect of any Member, then such Member shall provide evidence satisfactory to the Board that it has paid the taxes to which the failure to withhold relates and, to the fullest extent permitted by law, indemnify and hold harmless the Company, the Board or any of their respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the Board in its discretion, consultants or agents, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability if the liability for failure to withhold and remit taxes was due to the fault of the Member. The provisions contained in this Section 11.5(f) shall survive the termination of the Company, the termination of this Agreement and the Transfer of any Interest.
     (g) In the event that the Company receives a refund of taxes previously withheld by a third party from one or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Board to offset the prior operation of this Section 11.5 in respect of such withheld taxes.
ARTICLE XII
DISSOLUTION AND TERMINATION
12.1 Liquidating Events.
     The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):
     (a) The sale of all or substantially all of the assets of the Company;

     (b) The unanimous consent of the Board; and
     (c) The unanimous written agreement of all Members to dissolve, wind up, and liquidate the Company.
     The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation.
12.2 Bankruptcy.
     For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any governmental authority, or any court at the instance thereof, shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.
12.3 Procedure.
     (a) In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if a Member is in bankruptcy or dissolved, the other Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 12.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Board or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

     (b) Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:
(i)	First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by law, except any obligations to the Members in respect of their Capital Accounts;

(ii)	Second, to set up such cash reserves which the Board reasonably deems necessary for contingent or unforeseen Liabilities of the Company (which reserves when they become unnecessary shall be distributed in accordance with the provisions of (iii), below); and

(iii)	Thereafter, to the Members, pro rata in accordance with Section 5.1.
     (c) Except as provided in Section 12.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.
     (d) Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Members or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.
12.4 Rights of Members.
     (a) Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.
     (b) Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.
12.5 Notices of Dissolution.
     In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 12.1 hereof, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Board), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable law.
12.6 Reasonable Time for Winding Up.
     A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

12.7 No Deficit Restoration.
     No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.
ARTICLE XIII
GENERAL
13.1 Amendments; Waivers.
     (a) The terms and provisions of this Agreement may be waived, modified or amended with the approval of the Board; provided, however, that no amendment to this Agreement may:
(i)	modify the limited liability of any Member, or increase in any material respect the liabilities or obligations of any Member in a manner that is different or prejudicial relative to all other Members, in each case, without the consent of each such affected Member;

(ii)	materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected thereby; or

(iii)	except in connection with a Liquidity Event, alter or change the status of the Company as a partnership for federal income tax purposes.
     (b) Notwithstanding the foregoing, (i) the Board may amend this Agreement, including Exhibit A hereto, to reflect the admission of new Members, and Transfers of Interests, each as provided by the terms of this Agreement and (ii) any waiver, modification or amendment of this Agreement shall also require the approval of the Emdeon Members and the Purchaser Member, for so long as such party holds at least 25% of the outstanding Units.
     (c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.
13.2 Further Assurances.
     Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.
13.3 Successors and Assigns.
     All of the terms and provisions of this Agreement shall be binding upon the Members and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns (including Permitted Transferees) pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.
13.4 Entire Agreement.
     This Agreement, together with all exhibits and schedules hereto and thereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.
13.5 Rights of Members Independent.
     The rights available to the Members under this Agreement and at law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.
13.6 Confidentiality. Subject to the final sentence of this Section 13.6, each Member recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company or any of its Subsidiaries, including but not limited to confidential information of the Company or any of its Subsidiaries, regarding identifiable, specific and discrete business opportunities being pursued by the Company or any of its Subsidiaries (the “Confidential Information”). Each Member (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following persons under principles of agency law, its directors, officers, shareholders, partners, employees, agents and members) agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the Company or any of its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby; (ii) as part of such Member’s normal reporting, rating or review procedure (including normal credit rating or pricing process), or in connection with such Member’s or such Member’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such Member’s (or any of its Affiliates’) Affiliates, auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates, provided that such purchaser or merger partner acknowledges the provisions of this Section 13.6 or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation (provided that, to the extent permitted by law, the Member required to make such disclosure shall provide to the Board prompt notice of such disclosure). For purposes of this Section 13.6, “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the Company or any of its Subsidiaries, or any of their representatives, employees, agents or other service providers, and in each case who is not known by such Person to be bound by a confidentiality obligation, or (y) is disclosed in a prospectus or other documents for dissemination to the public. The provisions of this Section 13.6 shall not apply to any Member who is subject to confidentiality obligations pursuant to a separate agreement with the Company (including an employment agreement) containing confidentiality provisions, so long as such confidentiality obligations continue to be in force and effect. Subject to the immediately preceding sentence, the provisions of this Section 13.6 shall continue in effect against each Member so long such as such Member continues to be a Member and for a period of five (5) years thereafter.
13.7 Governing Law.
     This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed as a matter of controlling law by the law of the jurisdiction of organization of the respective parties.
13.8 Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 13.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
13.9 Headings.
     The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
13.10 Counterparts.
     This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.
13.11 Notices.
     Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism, provided, that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Emdeon Members, addressed to:

Emdeon Corporation
River Drive Center 2
669 River Drive
Elmwood Park, New Jersey 07407-1371
Telephone: (201) 703-3400
Facsimile: (201) 703-3443
Attention: General Counsel

With copies to:

O’Melveny & Myers LLP
1999 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067-6035
Telephone: (310) 553-6700
Facsimile: (310) 246-6779
Attn: Steven L. Grossman, Esq.

If to the Purchaser, addressed to:

EBS Acquisition LLC
3 Pickwick Plaza
Greenwich, CT 06830
Telephone: (203) 629-8600
Facsimile: (203) 618-9207
Attn: Matthew Nimetz

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Telephone: 212-373-3436
Facsimile: 212-492-0436
Attn: Douglas A. Cifu, Esq.

If to the Company, addressed to:

EBS Master LLC
3 Pickwick Plaza
Greenwich, CT 06830
Telephone: (203) 629-8600
Facsimile: (203) 618-9207
Attn: Chief Executive Officer

with copies to the Emdeon Members and the Purchaser.
or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 13.11 and an appropriate answerback is received or, if transmitted after 4:00 p.m.

local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.
13.12 Representation By Counsel; Interpretation.
     The Members acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.
13.13 Severability.
     If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.
13.14 Expenses.
     On the Effective Date, the Company shall pay (i) to, or as directed by, the Emdeon Members, the Emdeon Transaction Expenses and (ii) to, or as directed by, the Purchaser, the Purchaser Transaction Expenses.
13.15 Third Parties.
     Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights under this Agreement,, provided, that it is expressly acknowledged and agreed that Parent and its Affiliates, successors and assigns are expressly intended to be third party beneficiaries of the provisions of Section 6.10 hereof.
[Signatures on Next Page]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed by its duly authorized officers as of the day and year first above written.

COMPANY: EBS MASTER LLC
By:	/s/ Bob A. Newport, Jr.
	Name:	Bob A. Newport, Jr.
Its: Chief Financial Officer

MEMBERS: EBS HOLDCO, INC.
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
Its: Chief Executive Officer

ENVOY/ExpressBill, Inc.
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
Its: Chief Executive Officer

EBS ACQUISITION LLC
By:	/s/ Christopher Lanning
	Name:	Christopher Lanning
Its: Executive VP and Secretary

List of Exhibits
Exhibit A — Members, Beginning Net Capital and Interests
Exhibit B — Calculation of Emdeon and Purchaser Valuation Floors
Exhibit C — Form of Power of Attorney
Exhibit D — No Transfers to Competitors